As  filed  with  the  Securities  and  Exchange Commission on February 9, 1999.

            Securities Act Registration No. 333 - ___________________

                       Securities and Exchange Commission

                             Washington, D.C. 20549

                                    Form S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               NEWCO ALASKA, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                        6022                            92-0166346
--------                                        ----                            ----------
(State or jurisdiction of            (Primary Standard Industrial     (I.R.S. Employer Identification No.)
incorporation or organization)        Classification Code Number)


                           331 Dock St., P.O. Box 7920
                      Ketchikan, Alaska 99901 907-228-4474
   (Address and telephone number of registrant's principal executive offices)

          William G. Moran, Jr., President and Chief Executive Officer
                           331 Dock St., P.O. Box 7920
                      Ketchikan, Alaska 99901 907-228-4474
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                              Gordon E. Crim, Esq.
                         Foster Pepper & Shefelman PLLC
                          101 S.W. Main St., 15th Floor
                             Portland, Oregon 97204
                             Telephone: 503-221-1512
                             Facsimile: 800-600-1964

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________


                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Title of each                                Proposed maximum      Proposed maximum
Class of securities     Amount to be        offering price per    aggregate offering         Amount of
to be registered         registered             unit (1)                 price           registration fee
------------------------------------------------------------------------------------------------------------
Common stock              190,000              $ 111.35               $ 21,156,500          $  5,881.51
------------------------------------------------------------------------------------------------------------

     (1) There is no market for First Bancorp common stock. Pursuant to Rule 457(f)(2) the maximum offering price per share is the book value of First Bancorp common stock as of December 31, 1998.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The registrant is currently in organization, and therefore has not yet issued shares of capital stock, and has no operations or assets. Accordingly, no financial information for the registrant is included in this registration statement. All disclosures for the company to be acquired (First Bancorp) are provided in accordance with General Instruction D.4(c) to Form S-4, disclosures for transitional small business issuers.

                               FIRST BANCORP, INC.
                                 331 Dock Street
                                  P.O. Box 7290
                             Ketchikan, Alaska 99901

Dear Stockholder:

     Seventy-five years ago this coming September, the First National Bank of Ketchikan received National Bank Charter Number 12578 and opened its doors for business in the same location that currently houses the Bank's main office. In the years following, the Company converted its national charter to a state charter, dropped out of the Federal Reserve System and changed its name to First Bank in the process. Then, some time later, First Bank reorganized its financial structure into a one-bank holding company, with the parent company adopting the name First Bancorp, Inc. As your company enters the final year of the millennium, the Board of Directors is proposing one more reorganization.

     As part of a strategic plan to enhance the competitive position of First Bancorp, Inc. and improve the long-term return to shareholders, the Board of Directors has decided to implement a plan of reorganization that will permit the Company to elect to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As more fully explained in the accompanying proxy materials, this reorganization will be accomplished by a merger of First Bancorp, Inc. into Newco Alaska, Inc. Newco Alaska is a newly formed corporation organized at the direction of the Board of Directors solely to accomplish the reorganization. In the merger, newly issued shares of Newco Alaska common stock will be issued in exchange for qualifying outstanding shares of First Bancorp, Inc. common stock. Some stockholders will receive cash for their shares, rather than shares in Newco Alaska. As a result, the number of individual shareholders will decline from around two hundred to approximately fifty. After the merger, Newco will change its name to First Bancorp, Inc.

     Your Board of Directors unanimously recommends that you vote to approve the proposed reorganization. This is a complex transaction that is fully described in the accompanying proxy materials. As a stockholder, you are encouraged to study this material closely.

     You are cordially invited to attend the Annual Meeting of the Shareholders of First Bancorp, Inc. The meeting will be held at our main banking office at 331 Dock Street, Ketchikan, Alaska, on Tuesday, March 30, 1999 at 11:30 a.m. At the meeting, stockholders will consider and vote on the election of directors and the proposed reorganization. The Notice of Annual Meeting of Stockholders, Prospectus /Proxy Statement and form of Proxy are enclosed.

     We hope that you will be able to attend the meeting. Whether or not you plan to attend, please promptly sign and return the proxy form in the enclosed postage paid envelope. This will assure that your shares are represented at the meeting. Even though you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting, you will be able to vote in person, if you wish to do so.

     The directors, officers, and employees of First Bancorp and First Bank look forward to seeing you at the Annual Meeting.

Sincerely,



William G. Moran, Jr., President

                               FIRST BANCORP, INC.
                                 331 Dock Street
                                  P.O. Box 7290
                             Ketchikan, Alaska 99901



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, MARCH 30, 1999



      The Annual Meeting of Stockholders of First Bancorp will be held at First Bank's head office at 331 Dock St., Ketchikan, Alaska, at 11:30 a.m., March 30, 1999. At the meeting we will ask you to:

      1.   Elect four (4) directors;

      2. Vote on a proposed reorganization that will allow the corporation to become an "S-corporation" for income tax purposes; and

      3. To transact such other business as may properly come before the Meeting.

      If you were a stockholder of record as of the close of business on _____________, 1999, you may vote at the Annual Meeting.

      We cordially invite all stockholders to attend the Meeting personally. Whether or not you are able to attend, please be sure to sign, date and promptly return your Proxy in the enclosed pre-paid envelope.

      You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by submitting a proxy bearing a later date, or by notifying the secretary of First Bancorp (personally in writing or by mail) of your wish to revoke your proxy. You may also revoke your proxy by oral request if you are present at the Annual Meeting.


                               By order of the Board of Directors



                               William G. Moran, Jr., President


___________, 1999
Ketchikan, Alaska

PROXY STATEMENT OF                      PROSPECTUS OF

FIRST BANCORP, INC.                     NEWCO ALASKA, INC.
331 Dock Street                         331 Dock Street
P.O. Box 7290                           P.O. Box 7290
Ketchikan, Alaska 99901                 Ketchikan, Alaska 99901
907-225-6101                            907-225-6101


The Annual Meeting

     Our Annual Meeting will be held on Tuesday, March 30, 1999, at 11:30 a.m. at the main office of First Bank located at 331 Dock Street, Ketchikan, Alaska.

     The Board of Directors of First Bancorp is soliciting your proxy to vote your shares at the 1999 Annual Meeting of Stockholders. We sent you this Proxy Statement to give you important information about the business that will take place at the Annual Meeting. We are providing this information so that you will be fully informed when you vote your shares. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy. For more information on voting and the use of proxies at the Annual Meeting, see "Voting at the Meeting."

Business of the Annual Meeting

     The stockholders will consider and vote on the following matters:

     1. Election of Directors. Stockholders will vote for four directors. You can find more information about the nominees for directors below under "Management."

     2. Reorganization to form an "S" corporation. We are asking for stockholders' approval of a plan of reorganization that will permit our company to be treated as a "Subchapter S" corporation for income tax purposes. In the reorganization, First Bancorp will merge with a newly organized corporation called Newco Alaska, Inc. (referred to in this document as "NEWCO"). NEWCO will acquire all of the outstanding shares of First Bancorp common stock for cash and newly issued shares of NEWCO. This reorganization is described in detail below under "Reorganization to Form a Subchapter S Corporation."

     Investing in shares of First Bancorp and NEWCO common stock involves certain risks. You should carefully read the information under "Risk Factors" on page 4 before sending in your proxy or voting your shares.

     You should only rely on the information in this document or in other documents that we refer you to concerning the Company or the proposed Reorganization. We have not authorized anyone to provide you with information that is different.

     The date of this Proxy Statement is __________, 1999.

     The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Proxy Statement. Any representation to the contrary is a criminal offense.

      Other Information is Available

     NEWCO has filed a registration statement on Form S-4 (Commission File No. 333 - ______) with the Securities and Exchange Commission (the "SEC") covering the NEWCO shares to be issued in the Reorganization. This Proxy Statement serves as the prospectus portion of the registration statement. Some of the information filed as part of the registration statement has not been included in this Proxy Statement, as permitted by SEC rules. You can inspect and copy the registration statement at Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20459, or at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain a copy of the registration statement online from the internet website maintained by the SEC at http://www.sec.gov.

                        TABLE OF CONTENTS

SUMMARY...........................................................1

      Voting at the Meeting.......................................1
      Business of the Annual Meeting..............................1
      Dissenters'Appraisal Rights.................................2
      Tax Consequences............................................3
      Regulatory Approvals........................................3
      Voting by Directors and Executive Officers..................3

MARKET FOR THE COMMON STOCK.......................................4

RISK FACTORS......................................................5

VOTING AT THE ANNUAL MEETING.....................................10

BUSINESS OF THE MEETING..........................................12

Election of Directors............................................12

      Information about the Directors, Nominees and Executive
      Officers...................................................12

      How We Compensate our Directors............................13
      How We Compensate our Executive Officers...................14

      Does First Bancorp or First Bank do Business with their
      Directors and Officers? ...................................14

      How much Stock do the Directors and Executive
      Officers Hold? ............................................15

Reorganization to Form a Subchapter S Corporation................16

      What is a Subchapter S Corporation?........................16
      Who are the Parties Involved in the Transaction?...........16
      How will the Reorganization be Accomplished?...............17
      Why Form a Subchapter S Corporation?.......................17
      How Much Will the Reorganization Cost?.....................18
      Is the Cash Price Fair?....................................19

      The Board of Directors Recommends a Vote For the
      Reorganization.............................................19

      Conditions to the Reorganization...........................19
      Stockholder Approval is Required...........................20
      State Regulatory Approval..................................20
      Federal Regulatory Approval................................20
      You May Dissent from the Plan..............................20

      How do I Exchange My Shares of First Bank Stock for
      Cash or Shares of NEWCO? ..................................20

      What if I Don't Want To Cash In My Shares?.................21

      What if I want to Sell My Shares, But I Own More
      750 Shares? ...............................................21

      Tax Consequences of the Reorganization.....................21
      Accounting Treatment of the Reorganization.................22
      Restrictions on Resale.....................................22

Agenda Item 3  Other Business..................................  22

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.................23

INFORMATION ABOUT NEWCO, INC.....................................25

      General....................................................25
      Operations and Employees...................................25
      Dividends..................................................25

INFORMATION ABOUT FIRST BANCORP, INC.............................25

      General....................................................25
      Industry...................................................26
      Competition................................................26
      Properties.................................................27
      Employees..................................................27
      Legal Proceedings..........................................27
      Year 2000 Readiness........................................28
      Capital Adequacy...........................................29
      Lending and Credit Management..............................29
      Loan Portfolio.............................................30
      Investment Portfolio.......................................35
      Deposit Liabilities........................................36
      Supervision And Regulation.................................37

DESCRIPTION OF CAPITAL STOCK.....................................39

CERTAIN LEGAL MATTERS............................................41

EXPERTS..........................................................41

Appendix A......................................................A-1
Appendix B......................................................B-1
Appendix C......................................................C-1
Index To First Bancorp, Inc. Consolidated Financial Statements..F-1

                              SUMMARY

Voting at the Meeting

     If you were a stockholder of First Bancorp as of the close of business on _________, 1999 (the "Record Date"), you are entitled to notice of, and to vote at, the Annual Meeting

     You do not have to attend the Annual Meeting. You may vote your shares by proxy if you wish. You may mark the enclosed proxy card to indicate your vote on the matters presented at the Annual Meeting, and the individuals whose names appear on the proxy card will vote your shares as you instruct.

     If you submit a proxy with no instructions, the named proxy holders will vote your shares in favor of the nominees for directors and in favor of the proposed Reorganization. In addition, the named proxy holders will vote in their discretion on any other business at the Annual Meeting.

     You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by submitting a proxy bearing a later date. You can also revoke your proxy by notifying the secretary of First Bancorp (personally in writing or by mail) of your wish to revoke your proxy. You may also revoke your proxy by oral request if you are present at the Annual Meeting.

     You may still attend the Annual Meeting even if you have submitted a proxy.

Business of the Annual Meeting

      1. ELECTION OF DIRECTORS

     At the Annual  Meeting,  you will be asked to vote on the  election of four
(4) directors. Directors are elected by a plurality of votes. You may vote each share you own for each of the open director positionS. You may not, however, accumulate your votes in the election of directors.

     The Board of Directors is nominating William G. Moran, Sr., Joseph M. Moran and Ernest Anderes to be elected for three-year terms. These nominees are currently serving as directors. In addition, the Board is nominating Kay Sims to fill a currently existing vacancy on the Board and to serve a term of two years.

     The Board recommends that you vote FOR all of the nominees.

     2. THE REORGANIZATION

     Our company has adopted a plan of reorganization that would allow us to be treated as an S-corporation for income tax purposes. You can find a copy of the plan in Appendix A to this Proxy Statement. The plan is formally called the "Agreement and Plan of Reorganization." We refer to the plan in this document as the "Agreement," and the whole transaction as the "Reorganization."

     In the Reorganization, First Bancorp will merge into a newly organized corporation called Newco Alaska, Inc. ("NEWCO"). After the reorganization is completed, NEWCO will change its name to "First Bancorp, Inc."

     NEWCO has not completed its corporate organization, and therefore has no assets, no operations, and no stockholders. Prior to completion of the Reorganization, NEWCO will complete its organization and issue 100 shares of its common stock to William G. Moran, Jr., First Bancorp's President and Chief Executive Officer, in exchange for 100 shares of First Bancorp common stock that he currently holds. NEWCO will then file the necessary election to be treated as an S-corporation. The election will be effective for the fiscal year commencing on January 1, 2000.

     If you are a qualifying stockholder, NEWCO will issue you one share of its common stock for each share that you own as of the effective date of the Reorganization. To be a qualifying stockholder, you must be a natural person and a citizen or resident of the United States, or an entity that is eligible to be a stockholder of an S-corporation as provided in Subchapter S of the Internal Revenue Code. In addition, you must hold at least 750 shares of First Bancorp common stock on the date the Reorganization becomes effective. Under Alaska law, directors of a state bank are required to own at least $1,000 par value of stock of the bank or its parent holding company. Some directors hold no more than this amount. To preserve the continuity of management and comply with applicable law, we are not requiring incumbent directors to own or purchase additional shares. We will exchange their stock on the same terms as all other stockholders, with the exception that the directors need not hold the minimum number of shares to receive NEWCO shares in the Reorganization.

     If you are not a qualifying stockholder of First Bancorp, we will pay you $
175.00 per share in cash for each share of First Bancorp common stock that you hold as of the date the Reorganization becomes effective. The Board of Directors determined the cash price on the basis of an analysis by Alex Sheshunoff & Co. Investment Banking, an independent financial advisor that conducted an independent appraisal of the estimated fair value of the common stock of First Bancorp. See "Reorganization to Form an S Corporation - Is the Cash Price Fair?" A summary of Sheshunoff's report and a copy of its opinion are included in this Proxy Statement as Appendix B.

     We have provided a detailed explanation of the terms and conditions of the Reorganization below under "Reorganization to Form a Subchapter S Corporation." Please read the explanation carefully, and also read the Agreement in Appendix A.

     The holders of at least a majority of the outstanding shares of First Bancorp must vote in favor of the Reorganization for it to be approved. The Alaska Department of Commerce and Economic Development, Division of Banking, Securities and Corporations (the "Alaska Division of Banking") and the Board of Governors of the Federal Reserve System must also approve the Reorganization.

     The Board of Directors recommends a vote FOR the Reorganization.

Dissenters' Appraisal Rights

     You have the right, under Delaware law, to dissent from the proposed Reorganization and to receive the fair value of your First Bancorp shares in cash, if you are not entitled to receive NEWCO Stock in the reorganization and if you follow the procedures required by Delaware law. The fair value of your stock determined through the statutory appraisal process may be more or less than the $175.00 cash price we are paying.

     To properly exercise your dissenters' rights under Delaware law, you must give written notice to the President of First Bancorp before the vote is taken at the Annual Meeting of your intent to demand appraisal of your shares, and you must not vote in favor of the proposal.

     If the stockholders approve the Reorganization, and you have properly perfected your dissenters' appraisal rights, we will send you a notice within 10 days following the effectiveness of the Reorganization. You may, within 20 days following the date our notice is mailed to you, demand in writing the appraisal of your shares.

     Any time within 60 days following the date the Reorganization becomes effective, you may withdraw your demand for an appraisal and accept the consideration proposed in the Agreement.

     We have attached a copy of the applicable Delaware statute as Appendix C to this Proxy Statement.

Tax Consequences

     We expect the proposed transaction to qualify as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended. If you receive shares of NEWCO common stock in exchange for your shares of First Bancorp common stock, you would recognize no gain or loss in the transaction, for federal income tax purposes, and your basis and holding period of NEWCO shares would be the same as the basis and holding period of First Bancorp shares surrendered in the exchange.

     If you do not receive NEWCO stock, but instead receive cash for your First Bancorp stock, you will recognize capital gain or loss in an amount equal to the difference between your cost basis in the stock and the cash you receive.

Regulatory Approvals

     The proposed Reorganization is subject to review and approval by the Board of Governors of the Federal Reserve System and the Alaska Division of Banking. We will apply to these regulatory authorities for such approval and would anticipate receiving approval in due course, although we may encounter delays or other unfavorable action.

Voting by Directors and Executive Officers

     As of the Record Date, directors and executive officers of First Bancorp beneficially owned 63,049 shares, of which all are entitled to vote. Those shares constitute 30.3 percent of the total shares outstanding and entitled to be voted at the Annual Meeting. We expect all directors, executive officers and principal stockholders to vote in favor of the Reorganization, although there are no contractual commitments or obligations in that regard.

                           MARKET FOR THE COMMON STOCK

     No registered broker/dealer makes a market in First Bancorp common stock and the stock is not listed on any stock exchange. Trading is infrequent and those transactions that have taken place in First Bancorp common stock cannot be characterized as an established public market. Generally First Bancorp common stock is traded by individuals on a personal basis, and prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of First Bancorp common stock.


                          Number of Shares      Common Stock Prices      Cash Dividends
               Period    Reported as Traded        High      Low       Declared per Share
               ------    ------------------        ----      ---       ------------------
Year Ended      1998            822                $115      $115             $5.00

Year Ended      1997          2,496                $100      $ 91             $5.00

Year Ended      1996            944                $ 95      $ 90             $5.00


     As of December 31, 1998, the common stock was held of record by approximately 210 stockholders, a number that does not include beneficial owners who hold shares in "street name."

     State and federal banking laws and regulations place restrictions on the payment of dividends by a bank to its stockholders. See "Supervision and Regulation - Dividends." Our dividend policy is to review the bank's financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to stockholders. Although we expect to continue to pay cash dividends, future dividends are subject to these limitations and to the discretion of the Board of Directors, and could be reduced or eliminated. We intend to follow substantially similar dividend policies following the Reorganization.

                                  RISK FACTORS

     An investment in First Bancorp or NEWCO common stock can involve certain risks. You should carefully consider the following risk factors as well as the other information contained in this Proxy Statement.

Exposure to Adverse Change in Local Economy

     First Bancorp conducts the majority of its business in the communities of southeast Alaska from Ketchikan to Juneau. As a result, adverse economic developments in southeast Alaska can adversely affect the company's financial condition. The potential effects of an economic downturn on a commercial bank are multi-faceted. The primary business of a commercial bank is to take deposits and to lend or invest the proceeds of those deposits. The level of economic activity affects the amount of money in circulation and the corresponding ability of a bank to attract deposits. At the same time, a poor local economy affects the ability to make and collect loans. Both factors affect the financial condition of a bank including its ability to grow and to earn an acceptable return for its shareholders.

     The economy of southeast Alaska is in a period of transition from an economy anchored to renewable resources and capital-intensive, value-added manufacturing to an economy reliant upon seasonal service industries and government sponsored projects. This transition may result in a decrease in per capita income and a corresponding decrease in living standards for a significant number of the people living in southeast Alaska. This decrease in income and economic activity could have a material adverse effect on our business.

Credit Risk

     Credit risk is the risk of losing principal and interest on a loan or investment as a result of a customer's failure to repay his or her obligations. At First Bancorp, credit risk is primarily related to the loan portfolio, although various components of the investment portfolio also carry a measure of default risk. As a result, the level of credit risk in the balance sheet is dependent upon the relative percentage of loans as a component of the balance sheet, the underlying economic health of the bank's market area, and the quality of lending decisions.

     First Bank is a full service commercial bank. In this regard, it delivers a full menu of loan products to its market place. These loans include commercial and residential real estate loans, including home equity loans and construction loans. The Bank extends personal and business lines of credit, both secured and unsecured. It conducts multi-purpose personal and business installment lending, and it offers credit cards. Loans are made on various terms including fixed and variable rates, and single and multiple payments. In addition, the bank participates in a variety of government sponsored lending programs including loans guaranteed by the U. S. Small Business Administration, the Bureau of Indian Affairs, the Alaska Industrial Development and Export Agency, and the Alaska Housing Finance Corporation.

     As of December 31, 1998, First Bancorp had total loans of $123,122,057 and total assets of $254,794,872. Total loans represented 48% of total assets. At the same time, the reserve for loan losses was $1,421,352 or 1.15% of total loans. Total delinquent loans were $966,852 or 0.79% of total loans. Loans delinquent over 90 days were $265,561 or 0.22% of total loans. The Bank had no loans in non-accrual status. For all of 1998, total loans charged off were $140,385 while recoveries on previously charged off loans amounted to $16,225.

Interest Rate Risk

     Our earnings come primarily from net interest income, which is interest income and fees earned on loans, and investment income less interest expense paid on deposits and other borrowings. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities.

     In general, interest rate risk relates to the exposure of the net interest margin and stockholders' equity to changes in interest rates and shifts in the shape of the yield curve. It is a function of the relative imbalance or mismatch between rate sensitive assets and rate sensitive liabilities. Further complicating matters, the interest rates that determine the yield on earning assets and the interest rates of liabilities funding these assets do not always respond to changes in the market rates of interest simultaneously. To the extent that there are timing differences between changes in these interest rates, both net interest margin and the value of stockholders' equity are affected.

     Our policy with regard to interest rate risk is to organize the components of the balance sheet in such fashion as to maintain net interest margin and stockholders' equity within the limits of volatility established from time to time by the Board of Directors. See "Information about First Bancorp."

Concentration of Ownership of Common Stock

     The directors and executive officers of First Bancorp currently beneficially own 63,049 shares, or 30.3% of First Bancorp's outstanding shares. The First Bank Employee Stock Ownership Plan owns 7,572 shares or 3.6% of First Bancorp's outstanding shares. We expect all of these shares will be voted in favor of the Reorganization. At the present time approximately 145 stockholders own fewer than 750 shares each, and in aggregate approximately 20,000 shares or 9.6% of First Bancorp common stock. We expect that these stockholders will receive cash for their shares as a result of the Reorganization.

Taxation as an S Corporation

     NEWCO is being organized from the outset as an S corporation. Following the Reorganization, it will continue to be an S corporation. Because this Reorganization will take effect in the middle of a tax year, the first year that Subchapter S rules will apply to the stockholders of NEWCO (First Bancorp, Inc.) will be for tax years beginning after December 31, 1999.

     Subchapter S is a flow-through structure for federal tax purposes and is similar to a partnership. Like a partnership, the S corporation stockholders' pro rata share of income is taxed. Flow-through taxation is imposed upon S corporation shareholders even if the S corporation does not distribute its earnings to shareholders. S corporations pay no federal or (in many states) state corporate income taxes. Instead, both the income of an S corporation and deductions and credits flow through to shareholders who pay the required federal and state taxes as part of their personal tax returns. By eliminating federal taxes at the corporate level, S corporations avoid the double taxation that taxes both corporate profits and dividends to shareholders. In addition, taxable income retained by an S corporation increases the S corporation stockholders' basis in their shares by their pro-rata share of retained earnings.

     If you become a stockholder of NEWCO, you will report your share of NEWCO's income on your personal income tax return, even if NEWCO does not pay you a dividend. You may therefore owe income taxes on funds you do not actually receive.

Competition

     First Bancorp is a one-bank holding company operating a traditional commercial bank in southeast Alaska. In this regard, the company's subsidiary bank competes with a full assortment of modern financial institutions from commercial banks and thrifts to credit unions, brokerage outfits and insurance companies.

     At the present time, the competition is fairly stable. Our primary banking competition is the National Bank of Alaska, the First National Bank of Anchorage, and Key Bank. Bank of America has recently announced plans to leave the market area. National Bank of Alaska, First National Bank of Anchorage and Key Bank are three of the best commercial banks in the country. They are very strong competitors that price their products rationally and evaluate risk return relationships professionally. These organizations are all significantly larger than First Bancorp. They have extensive operations in other parts of the state, and Key Bank has a strong national presence. These competitors can conduct wide-ranging advertising campaigns and allocate assets to much broader geographic regions. By virtue of their greater capitalization, these banks also have substantially higher lending limits. These organizations are also financially capable of offering a variety of products from trust services to international banking that First Bank is not prepared to offer.

     Alaska Federal Savings and Loan is a savings bank with branches in Juneau, Sitka, Wrangell and Ketchikan. It offers many of the same products that First Bank offers. There are also several credit unions, finance companies, and mortgage companies operating throughout southeast Alaska that have product lines that overlap those of First Bancorp. Although we have been able to compete effectively in our market area, the changing nature of the banking industry may increase competition and adversely affect our profits. See "Information about First Bancorp- Business."

Dependence on Key Personnel

     The success of First Bancorp is dependent on our ability to attract and retain high quality management. At the present time, all senior officers of the corporation have been with the company for more than ten years. The company does not have employment contracts with any of its senior management. The company maintains key man life insurance on William G. Moran, Jr., President, and Michael Youngblood, Vice President. Mr. Youngblood manages the Company's data processing systems.

Lack of Market for the Common Stock

     There is no public market for First Bancorp common stock or for NEWCO common stock. The Company does not expect a public market to develop. Historically, relatively few shares of the Company's stock have changed hands on an annual basis, and it is expected that this situation will continue for the foreseeable future. The effect of the proposed reorganization will be to concentrate ownership in fewer individuals. This will further restrict the market for shares of common stock. An investor in the shares of First Bancorp should expect that the market for shares in this Company will remain illiquid. Investors in NEWCO should expect to hold their shares for an indefinite period of time. See "Market for the Common Stock."

Restrictions on Transfer of Common Stock

     The purpose of the proposed reorganization is to create a company that qualifies for treatment as an S corporation under the Internal Revenue Service Code. In general, S corporations can have only one class of stock, shareholders can only be individuals, certain trusts, and employee stock ownership programs and the number of shareholders cannot exceed 75.

     NEWCO's certificate of incorporation includes a provision that restricts the sale or transfer of shares if, after such sale or transfer, NEWCO would be disqualified for treatment as an S corporation. As a stockholder of NEWCO, you may not be able to easily sell or transfer your shares. With a small number of stockholders, the market for common stock will be limited. See "Description of Capital Stock."

Dependence on Subsidiary Operations

     As a one-bank holding company, NEWCO (First Bancorp) is dependent upon its wholly owned bank subsidiary for revenues to pay operating expenses and to pay dividends to stockholders. In recent years, this subsidiary, First Bank, has been profitable and has provided a consistent stream of dividends to the holding company. The primary subsidiary, First Bank is an Alaska state chartered bank. First Bank is subject to a variety of state and federal banking regulations that could limit the Company's ability to pay dividends if certain adverse economic or financial conditions came about. These limitations can apply whether the Company is qualified as a C corporation or as an S corporation for federal tax purposes.

     Regulatory Risk

     Bank holding companies and their subsidiary banks are subject to extensive regulation. These regulations are generally intended to protect depositors of banks without regard to the company's stockholders. First Bancorp is a one-bank holding company. As such, it is subject to the rules, regulations and supervision of the Board of Governors of the Federal Reserve. The Company's primary subsidiary, First Bank, is a state chartered, FDIC insured commercial bank. As such, it is regulated by the banking laws and regulations of the State of Alaska and the laws and regulations of the Federal Deposit Insurance Corporation.

     Regulatory risk can be broken down in to two basic components. First, an organization like a commercial bank can find itself on the wrong side of a law or regulation. While this can be either intentional or unintentional, the potential legal sanctions can be expensive and adversely affect the interests of individual stockholders. Second, regulatory restrictions can limit an organization's ability to compete in the market place. To the extent these restrictions limit a company's ability to compete, the stockholders may suffer. See "Information about First Bancorp - Supervision and Regulation."

Anti-takeover Provisions

     First Bancorp's certificate of incorporation authorizes the Board of directors to issue additional shares of authorized but unissued shares of common stock, as well as options or other rights to acquire shares of stock. This authority gives the Board of Directors the ability to raise capital and provides flexibility in financing corporate transactions. The issuance of additional securities could dilute the ownership interest of existing stockholders. The existence of stock options or the issuance of additional stock could also increase the cost of acquiring control of the company, and could be deemed to be an anti-takeover provision. NEWCO's certificate of incorporation has similar provisions.

     The certificates of incorporation and bylaws of each company, First Bancorp and NEWCO, provide for a staggered board of directors. Approximately one-third of the director positions are filled each year. In addition, the removal of a director requires a super majority vote of either the shareholders or the current directors. These provisions make it difficult for a dissident stockholder to remove the entire board of directors at one time, and may have the effect of discouraging potential acquirers. See "Description of Capital Stock."

Year 2000

     The operations of a financial institution are substantially dependent on the reliable performance of computer systems and software. It is now widely recognized that the Year 2000 may pose significant problems if date-sensitive computer equipment and software fail to properly recognize dates after December 31, 1999. Our company has undertaken a comprehensive assessment of its exposure to risks of its computer systems to the so-called "Y2K" bug. In addition, we have, or are in the process, of reviewing the readiness of third-party vendors and significant customers for the Year 2000 to anticipate and avoid significant disruptions in our business. While we believe we are well on track to confirming that our systems will continue to perform in the Year 2000 and beyond, we cannot be sure that unanticipated problems will not arise. In addition, as Y2K has been well publicized, certain bank customers may seek to withdraw significant amounts of funds held on deposit, creating pressure on the bank's liquidity position. We do not expect widespread withdrawals to occur, but the need to maintain adequate liquidity could have an adverse effect on our ability to invest in interest-earning assets at that time, which could adversely affect our earnings in the short term. See "Information about First Bancorp - Year 2000 Readiness."

        VOTING AT THE ANNUAL MEETINGSPECIAL MEETING OF SBHC SHAREHOLDERS

Who May Vote

     If you were a stockholder of First Bancorp as of the close of business on _________, 1999 (the "Record Date"), you are entitled to notice of, and to vote at, the Annual Meeting

Voting by Proxy.

     You do not have to attend the Annual Meeting. You may vote your shares by proxy if you wish. You may mark the enclosed proxy card to indicate your vote on the matters presented at the Annual Meeting, and the individuals whose names appear on the proxy card will vote your shares as you instruct. If you submit a proxy with no instructions, the named proxy holders will vote your shares voted in favor of the nominees for directors and in favor of the proposed Reorganization. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Annual Meeting. The Board of Directors has named Dorothy Benson and Kay Gichard as the proxy holders. Their names appear on the Proxy form accompanying this Proxy Statement. You may name another person to act as your proxy if you wish, but it is not necessary to do so. Your shares will be voted as you instruct on the Proxy.

Revoking a Proxy

     You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the secretary of First Bancorp (personally in writing or by mail) of your wish to revoke your proxy. You may also revoke your proxy by oral request if you are present at the Annual Meeting.

     You may still attend the Annual Meeting even if you have submitted a proxy. You should be aware that simply attending the Annual Meeting will not, of itself, revoke a proxy.

     Please complete, date, and sign the accompanying proxy and return it promptly to us in the enclosed, postage-paid envelope, even if you plan to attend the Annual Meeting.

Number of Shares That May Vote

     The authorized capital stock of First Bancorp consists of one million shares of common stock. As of _________, 1999, the Record Date, there were 208,275 shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting.

How We Determine a Quorum

     Stockholders holding at least a majority of the outstanding shares of common stock must either attend the Annual Meeting or submit proxies to have a quorum. If you come to the meeting or submit a proxy, but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

     The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of stockholders. Each share is entitled to one vote.

     A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. On some matters, such as the election of directors, a broker or other nominee can vote those shares without instructions from the beneficial owner. On other matters, such as the proposed reorganization, a broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

     Counting Votes in the Election of Directors

     Directors are elected by a plurality of votes, which means that the nominees that receive the most votes will be elected, regardless of how many votes each nominee gets. You may not accumulate your votes in electing directors, but rather, you may vote the total number of shares that you own for each open director positions.

     Counting Votes for the Reorganization

     To approve the Reorganization, stockholders holding at least a majority of the outstanding shares of common stock must vote in favor of the proposal. Therefore, we will count abstentions and broker non-votes as votes against the proposal.

What if I Do Not Mark My Proxy?

     If you submit a signed proxy without giving voting instructions, the named proxies will vote your shares in their discretion. Those individuals named on the enclosed proxy form intend to vote for the Board of Directors' nominees for director and in favor of the proposed Reorganization. If you do not sign your proxy, we will not count you as present for determining a quorum, and we will not count your votes.

Who has the Votes?

     As of the Record Date, we had 210 stockholders of record. Directors and executive officers of First Bancorp beneficially owned 63,049 shares, of which all are entitled to vote. Those shares constitute 30.3 percent of the total shares outstanding and entitled to be voted at the Annual Meeting. We expect all directors, executive officers and principal stockholders to vote in favor of the Reorganization, although there are no contractual commitments or obligations in that regard.

What about Shares I Own in the ESOP?

     If you hold shares of common stock through your participation in the Employee Stock Ownership Plan ("ESOP"), you will be permitted to vote your shares by giving instructions to the Plan trustees. The trustees will collect proxies or other voting instructions from ESOP participants and vote the ESOP's shares accordingly.

                     BUSINESS OF THE MEETING


Agenda Item 1.  Election of Directors

     At the Annual Meeting, you will be asked to vote on the election of four directors. Directors are elected by a plurality of votes, which means that nominees receiving the most votes are elected, regardless of how many votes they receive. You may not accumulate votes in the election of directors.

     The Certificate of Incorporation establishes the number of directors between 5 and 25, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board of Directors has set the number of directors at nine. Directors are elected in three classes to three-year terms expiring at consecutive annual meetings of the stockholders or when their successors have been elected and qualified. Five directors are serving terms that will expire in 2000 or 2001. Three directors have completed their terms. There is currently one vacant position. These four positions are open for election, three for three-year terms, and one for a term of two years.

     The Board of Directors is nominating William G. Moran, Sr., Joseph M. Moran and Ernest Anderes for election for three-year terms, and Kay D. Sims for election for a term of two years. Messrs. Moran and Mr. Anderes are currently serving as directors.

     If you submit a completed proxy, the individuals named as proxy holders will vote your shares as you instruct. If you do not specify your choices, then the persons named in the Proxy will vote for the election of the nominees listed above. If any of the nominees is not available for election, your shares will be voted for a substitute nominee chosen by the Board of Directors. We believe all nominees will be available for election. We recommend a vote FOR the election of all nominees.

Information about the Directors, Nominees and Executive Officers

     The following describes certain information about each director, each nominee for director, and each executive officer of First Bancorp. Following the Reorganization, each of these individuals will continue in their respective capacities.

     The business experience of each of the directors and executive officers for the past five years has been as follows:

     William G. Moran, Sr., age 80, serves as the Chairman of the Board of Directors. Mr. Moran has been with First Bank for approximately 45 years

     William G. Moran, Jr., age 45, serves as a director, and as the President and Chief Executive Officer, a position he has had for over 15 years. Mr. Moran is the son of William G. Moran, Sr. and the brother of Joseph M. Moran, another director.

     Joseph M. Moran, age 47, has served as a director of First Bank since 1984. Mr. Moran is an attorney and is president of his law firm, DeLisio Moran Geraghty & Zobel PC in Anchorage, where he has practiced for over 20 years. Mr. Moran is the son of William G. Moran, Sr., Chairman of the Board of Directors, and brother of William G. Moran, Jr., President of First Bancorp.

     Ernest J. Anderes, age 70, has served as a director of First Bank since 1975 and of First Bancorp since its inception in 1989. Mr. Anderes has been the owner of Anderes Oil, Inc. a petroleum products distributor, for over 25 years.

     Michael J. Cessnun, age 43, has been a pilot for Alaska Airlines for 18 years. He has served as a director of First Bancorp since 1994.

     Michael J. Elerding, age 46, has served as a director since 1990. Mr. Elerding is the owner of Northern Sales Co. of Alaska, a wholesale food distributor, and currently serves as its president. Prior to joining that company in 1983, Mr. Elerding was employed by First Bank as a branch manager.

     Lisa A. Murkowski, age 41, has served as a director since 1990. Ms. Murkowski is an attorney in Anchorage where she has practiced for the past 10 years. She was recently elected to the Alaska House of Representatives.

     Alec W. Brindle, age 33, has served as a director since 1995. Mr. Brindle is an attorney in Seattle, where he has practiced for the past 5 years.

     Kay D. Sims, age 59, is a long-time resident of Ketchikan, and has been active in the community, both in business and in community service organizations. Ms. Sims is a managing member of Hospitality Unlimited, LLC, the owner and operator of the Best Western Landing Hotel and Annabelle's Famous Keg and Chowder House, in Ketchikan, and the Prospector Hotel in Juneau.

     James C. Sarvela, age 43, serves as Vice President and Chief Financial Officer, a position he has had for over 10 years. Mr. Sarvela has more than 20 years of banking experience, most of which is with First Bank.

     Jack E. Vaughn, age 51, serves as Vice President and Senior Lending Officer. Mr. Vaughn has over 22 years of banking experience and has been employed by First Bank since 1985 in various positions, including loan officer and branch manager.

     E. Michael Youngblood, age 48, serves as Vice President and oversees the Systems Development Department. Mr. Youngblood has been with First Bank for over 20 years.

     The Board of Directors held ten meetings during 1998. All directors, including those nominated for election, attended at least 75 percent of the total number of meetings held during 1998.

How We Compensate our Directors

     Each director of First Bancorp serves as a director of First Bank, our subsidiary bank. The bank compensates the directors for their service, and the directors do not receive additional compensation for serving as a director of the holding company. We pay each director of the Bank a fee of $500 per meeting of the Board of Directors and each non-employee director $100 for each committee meeting.

How We Compensate our Executive Officers

     We compensate our executive officers with a combination of salary, bonus and other benefits. The table below shows the total compensation during 1998 of the President and each executive officer that received in excess of $100,000:

                         Capacities in Which
Name                       Compensation is               Total
                               Received             Compensation (1)
-------------------     -----------------------     -----------------

William G. Moran,       President of First               $317,179
Jr.                     Banorp,
                        Chief Executive
                        Officer, First Bank
James C. Sarvela        Vice President, Chief            $125,343
                        Financial Officer
Jack E. Vaughn          Vice President,                  $114,195
                        Senior Lending Officer
E. Michael              Vice President,                  $132,644
Youngblood              Systems Adnmistrator
______________

(1) Includes bonuses paid, or to be paid, during the subsequent year but attributable to the year indicated. Also includes amounts contributed by the bank to the ESOP and 401(k) plan. Perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for any of the periods indicated.


     Does First Bancorp or First Bank do Business with their Directors and Officers?

     From time to time, some of the directors and officers of the Bank, members of their immediate families, and firms and corporations with which they are associated do business with First Bank. Generally this business involves ordinary banking transactions, such as borrowings and investments in time deposits. All such loans and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons. These loans do not involve more than the normal risk of collectibility or have other features that would be disadvantageous to the bank. As of December 31, 1998, the aggregate outstanding amount of all loans to officers and directors was approximately $1,619,000 which represented 7% of the Bank's consolidated stockholders' equity at that date. All of these loans are currently in good standing and are being paid in accordance with their terms.

How much Stock do the Directors and Executive Officers Hold?

     The following table shows the number of shares that each of the directors and the named executive officers beneficially owned as of the Record Date, and the directors and executive officers as a group. The table also includes those persons known by the Bank to beneficially own more than 10% of the Bank's Common
Stock:

                                              Number of Shares        Percentage
Name and Position                             Beneficially Owned       of Class
-----------------                              ------------------       --------

William G. Moran Sr., Chairman of the                 21,793               10.5%
Board

William G. Moran, Jr., Director,                      28,783               13.8%
President

Ernest J. Anderes, Director                            1,553         *

Alec W. Brindle, Jr., Director                           222         *

Michael J. Cessnun, Director                           3,169(5)             1.5%

Michael J. Elerding, Director                            523         *

Joseph M. Moran, Director                              8,644                4.2%

Lisa A. Murkowski, Director                              201         *

Kay D. Sims, Nominee for Director                      5,996                2.9%

James C. Sarvela, Chief Financial                        322         *
Officer

Jack E. Vaughn, Vice President                           237         *

E. Michael Youngblood                                    566         *

All directors and executive officers                  63,049               30.3%
as a group (11 persons)

-------------------

*    Less than 1.0%.

(1) Shares held directly with sole voting and investment power, unless otherwise indicated.

(2)  Includes shares held jointly with his spouse.

(3) Includes shares held jointly with his spouse. Also includes shares held by entities of which Mr. Moran is a principal. Also includes shares held in the Employee Stock Ownership Plan.

(4) Does not include shares held by the Employee Stock Ownership Plan of which this person serves as a trustee.

(5)  Includes shares held in a family partnership.

(6) Includes shares held by Northern Sales Co. profit sharing plan. Mr. Elerding is the owner and president of Northern Sales Co. of Alaska.

(7) Includes shares held jointly with his spouse. Also includes shares held by entities of which Mr. Moran is a principal.

(8)  Includes shares held in the Employee Stock Ownership Plan.

Agenda Item 2. Reorganization to Form a Subchapter S Corporation

What is a Subchapter S Corporation?

     The S corporation form of taxation was originally designed for the benefit of small businesses. It has been around since 1958, but it was the passage of federal tax legislation in 1996 that made Subchapter S a viable option for commercial banks. The Small Business Job Protection Act of 1996 modified the tax rules to allow commercial banks to qualify for this tax treatment. Since the passage of this law, over 1000 banks and thrifts have exchanged traditional C corporation status for S corporation status.

     Subchapter S is a flow through structure for federal tax purposes and is similar to a partnership. Like a partnership, the S corporation stockholders' pro rata share of income is taxed. Flow through taxation is imposed upon S corporation shareholders even if the S corporation does not distribute its earnings to shareholders. S corporations pay no federal or (in many states) state corporate income taxes. Instead, both the income of an S corporation and deductions and credits flow through to shareholders who pay the required federal and state taxes as part of their personal tax returns. By eliminating federal taxes at the corporate level, S corporations avoid the double taxation that taxes both corporate profits and dividends to shareholders. In addition, taxable income retained by an S corporation increases the S corporation stockholders' basis in their shares by their pro-rata share of retained earnings.


     To qualify for treatment under Subchapter S, a corporation must meet the following criteria:

o    The corporation must have no more than one class of stock

o    The corporation must have no more than 75 stockholders

o Stockholders of an S corporation must be natural persons or a qualifying trust

o    Stockholders must be residents or citizens of the U.S.

Who are the Parties Involved in the Transaction?

      NEWCO

     NEWCO is a Delaware business corporation organized at the direction of First Bancorp only for the purpose of completing the proposed reorganization. At the current time, NEWCO has no material assets or operations, and has established a $3 million line of credit with an unaffiliated financial institution to cover organizational expenses and expenses incurred in the reorganization.

     NEWCO's principal office is at the main office of First Bank, located at 331 Dock St., Ketchikan, Alaska 99901, and its telephone number is the same as that of the bank, 907-228-4474.

     As of the date of this Proxy Statement, NEWCO had no stockholders. Prior to the Annual Meeting, however, NEWCO will complete its corporate organization and issue a nominal amount of its common stock. William G. Moran, Jr., First Bancorp's President, will surrender 100 shares of First Bancorp common stock in exchange for 100 shares of NEWCO common stock prior to the Annual Meeting. NEWCO will then file an election to be treated as an S-corporation beginning January 1, 2000. Other than the 100 shares of First Bancorp common stock NEWCO will acquire from Mr. Moran, NEWCO will have no assets until the Reorganization is completed.

     There is currently no market for and there have been no reported transactions in shares of NEWCO Common Stock.

      FIRST BANCORP, INC.

     First Bancorp is a one-bank holding company organized under Delaware law and maintains its main office at the main office of First Bank, its principal subsidiary, at 331 Dock St., Ketchikan, Alaska 99901, and its telephone number is the same as that of the bank, 907-228-4474.

     First Bancorp conducts its business through the bank's eight branch offices located in the boroughs of Ketchikan-Gateway, Sitka, Wrangell, Petersburg, Craig and Juneau, as well as the surrounding areas. First Bank provides a variety of commercial financial services, including commercial and residential real estate loans, commercial and industrial loans, consumer and agricultural loans. The Bank also provides a variety of deposit products including interest-bearing and non-interest bearing deposit accounts, checking and saving accounts and certificates of deposit.

How will the Reorganization be Accomplished?

     NEWCO and First Bancorp are planning to merge, with NEWCO being the surviving corporation. NEWCO will change its name to First Bancorp, Inc. upon completion of the merger. In the merger, NEWCO will issue shares of its common stock to certain stockholders of First Bancorp, and cash to other stockholders of First Bancorp in exchange for all of the outstanding shares.

     Only some of First Bancorp stockholders will become stockholders of the surviving corporation following the reorganization. If you own at least 750 shares of record on the effective date of the Reorganization, you would receive one share of NEWCO common stock in exchange for each share of First Bancorp stock that you own. If you own fewer than 750 shares of First Bancorp common stock, you would receive $175.00 per share in cash and would no longer be a stockholder.

     In addition, certain persons or entities that are current First Bancorp stockholders are ineligible to be stockholders of an S-corporation, and will receive cash for their First Bancorp shares, regardless of the number of shares. You are eligible to become a NEWCO stockholder if:

o    You are a natural person or a qualifying trust or estate, and

o    You are a citizen or a resident of the United States

Why Form a Subchapter S Corporation?

     In approving the transaction, the Board of Directors considered a number of factors, including the changing nature of the banking industry, our net income, the number of stockholders holding small numbers of shares, and the overall cost of the transaction.

     The banking industry is undergoing significant changes, among which is the continuing consolidation through mergers and acquisitions involving both community banks and large, regional banks. This consolidation results in larger institutions that have higher lending limits and are able to conduct advertising and marketing activities on a large scale. The evolution of the banking industry is increasing the competitive pressures on our bank. We believe that the Reorganization will enable us to be more profitable and enhance stockholder value by

o Reducing the costs involved in stockholder communications by reducing the number of stockholders, and

o Eliminating or reducing the amount of tax on net income at the corporate level.

      How does forming an S corporation reduce costs?

     Not counting small holdings that might be included in nominee accounts registered by brokers and others, there are approximately 20,000 shares held in individual accounts ranging in size from one to 749 shares. There are approximately 145 stockholders owning these shares, which constitute approximately 9.6% of the total shares outstanding. First Bancorp currently has approximately 210 stockholders. The aggregate value of shares held by stockholders owning fewer than 750 shares is approximately $3,500,000 based on the proposed price we will pay to you in the Reorganization if you do not become a stockholder of NEWCO. Consequently, we spend a significant sum each year maintaining stockholder records and communicating with stockholders whose investment in the company is nominal. We believe that the resources consumed in this fashion could be put to more productive uses, such as business expansion, technological upgrades and distributions to stockholders.

Eliminating the Corporate Income Tax

     Generally, corporations that qualify under Subchapter S do not pay income taxes at the corporate level. Unlike other corporations, which are taxed under Subchapter C of the Internal Revenue Code, the earnings of the corporation can be distributed to stockholders in the form of dividends without any prior reduction to account for income taxes. This means that more of the net earnings of the corporation is available for distribution to stockholders or for other corporate purposes.

     The earnings (or losses) of an S-corporation are, for personal income tax purposes, passed through to the stockholders according to their respective ownership interests. This means that your share of the earnings of the corporation will be taxable income that you must report on your individual income tax return. The corporation is not required to distribute any portion of those earnings to you. As a result, if the corporation realizes net earnings, but makes no dividend distributions, you could have taxable income without receiving any cash. This could mean that you do not have cash available to pay the tax on that income. We anticipate that the Board of Directors will declare dividends sufficient to cover income taxes stockholders will owe on earnings of the corporation. The Board of Directors is not, however, required to declare and pay dividends. Earnings of the corporation that are retained, or not paid out in distributions to stockholders, will increase the cost basis of each stockholder in his or her shares.

     For the year ended December 31, 1998, First Bancorp paid or will pay approximately $1,432,000 in corporate income taxes on pre-tax earnings of $3,750,979. We paid out $1,041,773 in dividends in 1998. The amount of net income available for investment and for distributions to stockholders is significantly reduced by corporate level taxation. In addition, distributions to stockholders currently are made on an after-tax basis, meaning that all dividends have been taxed at the corporate level, and are taxed again at the individual level. This double taxation of dividends significantly reduces the value of such distributions to stockholders and can adversely affect the value of the common stock.

How Much Will the Reorganization Cost?

     We expect the Reorganization to cost approximately $75,000 including fees and expenses paid for professional services, printing and mailing proxy materials and organizational expenses for NEWCO. We anticipate that cash payments to those stockholders who do not receive NEWCO stock will total approximately $5,250,000. We have made arrangements with an unaffiliated financial institution for a $3 million line of credit to provide funds to cover the costs of the Reorganization.

Is the Cash Price Fair?

     We engaged Alex Sheshunoff & Co Investment Banking ("Sheshunoff"), an independent investment banking firm to conduct an appraisal of First Bancorp common stock and to provide its opinion of the fairness, from a financial point of view, of the cash consideration to be paid to First Bancorp stockholders who do not become NEWCO stockholders. The cash price of $175.00 per share is based on that appraisal.

     As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, and valuations for estate, corporate and other purposes. First Bancorp's Board retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

     A detailed summary of Sheshunoff's report of its appraisal, including the methodology used, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is included in Appendix B to this Proxy Statement. A copy of Sheshunoff's opinion letter is also included in Appendix B. You are urged to read the report summary and the fairness opinion carefully. Sheshunoff's opinion does not constitute a recommendation as to how you should vote at the Annual Meeting.

     First Bancorp has agreed to pay Sheshunoff a retainer fee of $2,500, and professional fee of $22,500 payable upon the completion and delivery of its report and fairness opinion. First Bancorp also agreed to indemnify and hold harmless Sheshunoff and its shareholders, directors, officers, partners, agents, employees and other affiliates against certain liabilities in connection with its services under the engagement letter, except in certain cases for liabilities resulting from the bad faith or negligence of Sheshunoff. Sheshunoff's fee is not contingent upon or affected by its valuation conclusion.

     Sheshunoff has been engaged for the past several years to provide a fair market value of the shares held by First Bancorp's Employee Stock Ownership Plan ("ESOP"). Other than these activities, to the best of Sheshunoff's and First Bancorp's knowledge, there has been no material relationship between Sheshunoff or its affiliates and First Bancorp or its affiliates other than as described in Sheshunoff's report during the past two years.

The Board of Directors Recommends a Vote For the Reorganization

     The Board of Directors of the Bank has unanimously approved the Agreement and Plan of Reorganization. The Board believes the formation of an S-corporation is in the best interests of the stockholders and recommends that all stockholders vote in favor of the proposed reorganization at the Annual Meeting. If for any reason the Board of Directors believes that completing the reorganization is inadvisable, then at any time before it becomes effective, the Agreement may be terminated or amended upon mutual consent of the Boards of Directors of the First Bancorp and NEWCO.

Conditions to the Reorganization

      We will not complete the reorganization unless certain conditions are satisfied. Those conditions, which are described below are:

o    Stockholder approval by a majority vote

o Regulatory approval by the Federal Reserve and the Alaska Division of Banking

     We may amend the Agreement at any time before the Annual Meeting, and we may not complete the reorganization if we decide that it would be best for the stockholders.

      Stockholder Approval is Required

     The holders of at least a majority of the outstanding shares of First Bancorp common stock must approve the Reorganization.

      State Regulatory Approval

     The Director (the "Director") of the Alaska Division of Banking must approve NEWCO to operate as a holding company of the bank. We have applied to the Director for such approval, and we anticipate receiving approval in due course. However, we cannot be sure as to when or if such approval will be given.

      Federal Regulatory Approval

     The Board of Governors of the Federal Reserve System has regulatory jurisdiction over bank holding companies and any transactions that would result in a company becoming a bank holding company or acquiring or merging with a bank holding company. NEWCO has applied to the Federal Reserve for approval of the Reorganization. We believe that the Federal Reserve will approve the transaction in due course. We cannot be sure, however, that we will receive approval. We may also encounter delays or other unfavorable action.

You May Dissent from the Plan

     You have the right, under Delaware law, to dissent from the proposed Reorganization and to receive the fair value of your First Bancorp shares in cash, if you are not entitled to receive NEWCO stock in the Reorganization and if you follow the procedures required by Delaware law. The fair value of your stock may be more or less than the $175.00 cash price we are paying.

     To properly exercise your dissenters' rights under Delaware law, you must give written notice to William G. Moran, Jr., President of First Bancorp, before the vote is taken at the Annual Meeting of your intent to demand appraisal of your shares, and you must not vote in favor of the proposal.

     If the stockholders approve the Reorganization, and you have properly perfected your dissenters' appraisal rights, we will send you a notice within 10 days following the effectiveness of the Reorganization. You may, within 20 days following the date our notice is mailed to you, demand in writing the appraisal of your shares.

     Any time within 60 days following the date the Reorganization becomes effective, you may withdraw your demand for an appraisal and accept the consideration proposed in the Plan.

How do I Exchange My Shares of First Bank Stock for Cash or Shares of NEWCO?

     We will file a Certificate of Merger in the State of Delaware to complete the merger of First Bancorp into NEWCO. At that time we will send to you a letter notifying you that the reorganization has been completed. If you are entitled to receive NEWCO stock in the Reorganization, you do not need to take any further action. Your First Bancorp stock certificates will represent your ownership interest in the surviving corporation.

     If you are not entitled to receive NEWCO stock and you have not notified us that you dissent from the transaction, we will send you a check for the cash payment. Your First Bancorp stock certificates will be cancelled and you do not need to take any further action.

     If you are not eligible to be a stockholder of an S-corporation or if you have fewer than 750 shares of First Bancorp common stock, we will pay you cash in the amount of $175.00 per share of First Bancorp stock you own. Otherwise, we will issue you one share of NEWCO common stock for each share of First Bancorp common stock that you own on the date the Reorganization becomes effective.

What if I Don't Want To Cash In My Shares?

     If you own fewer than 750 shares of First Bancorp common stock and wish to remain a stockholder, you may purchase shares from other stockholders who are willing to sell their shares so that you hold at least the minimum of 750 shares. All transactions are the responsibility of individual stockholders. We will, however, assist you in locating stockholders who have indicated an interest in selling their shares.

     We expect that private sales of stock between stockholders would occur at prices close to the cash price that we are willing to pay, but we cannot guarantee the price or availability of shares for purchase. We will maintain a list of stockholders that have notified us of their interest in purchasing or selling their shares.

What if I want to Sell My Shares, But I Own More 750 Shares?

     You are free to sell your shares to other stockholders at any time. In addition, at the discretion of the Board of Directors, we will purchase your shares at the cash price, even if you own more than 750 shares. If you are otherwise not entitled to receive cash under the Agreement, we reserve the right not to purchase your shares, if such purchase would cause the company's capital to fall below the regulatory minimum for a well-capitalized institution, or is otherwise deemed to be inadvisable in the judgment of the Board of Directors.

Tax Consequences of the Reorganization

     We expect the proposed transaction to qualify as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended. If you receive shares of NEWCO common stock in exchange for your shares of First Bancorp common stock, you would recognize no gain or loss in the transaction, for federal income tax purposes, and your basis and holding period of NEWCO shares would be the same as the basis and holding period of First Bancorp shares surrendered in the exchange.

     As a stockholder of an S-corporation, your cost basis in your shares will fluctuate. If the corporation realizes income that is not distributed, your basis will increase by the amount not distributed. Distributions, or dividends paid out, will decrease your basis in the stock. Whether or not we pay out a dividend, you will be liable for income tax on your share of net income of the corporation.

     If you do not become a NEWCO stockholder in the Reorganization, you will receive cash for your First Bancorp shares. That payment will be treated, for income tax purposes, as a redemption of your stock and you will realize capital gain (or loss) on the difference between the amount you receive for your shares and your cost basis in those shares.

     We urge you to consult your own tax advisor about your own tax matters.

     First Bancorp will experience certain transitional tax consequences as a result of converting to an S-corporation. These transitional tax issues tend to be complex matters that involve two separate areas of tax accounting. One issue concerns the conversion from the accrual basis to cash basis of accounting for tax purposes. IRS regulations establish transitional rules that may result in a one-time tax to the company as a result of the conversion. The other transitional issue relates to the potential for a built in gains tax. The company may be subject to a tax on the difference between the fair market value and the cost basis of certain assets at the date of conversion, if the asset is sold within ten years of conversion. Management and the Board of Directors intend to manage the various components of the company's balance sheet and income statement to minimize the transitional tax consequences to the company and its shareholders.

Accounting Treatment of the Reorganization

     We intend to account for the reorganization as a repurchase of treasury stock. Under this method of accounting, the assets and liabilities of First Bancorp are carried forward on a historical basis.

Restrictions on Resale

     NEWCO's Certificate of Incorporation provides that transfers of stock are restricted to the extent the transfer would result in disqualification of the corporation for income tax treatment as an S-corporation. See "Description of Capital Stock."

     NEWCO has filed a registration statement with the Securities and Exchange Commission covering the shares NEWCO will issue in the Reorganization. NEWCO stockholders, other than those deemed to be affiliates, may freely transfer their shares of common stock. Affiliates may not sell their shares of NEWCO common stock, except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to the provisions of Rule 144 under the Securities Act of 1933, unless in the opinion of counsel such shares may be sold pursuant to an applicable exemption from the registration requirements of the Securities Act.


Agenda Item 3.  Other Business

     At the Annual Meeting, we will report on our business and you will have the opportunity to ask questions.

     We know of no other business for the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the proxy holders will vote your shares in their discretion.

                        SELECTED HISTORICAL AND PRO FORMA
                            CONDENSED FINANCIAL DATA

     The following are unaudited selected historical and pro forma financial information for the year ended December 31, 1998. The pro forma amounts assume the Reorganization is accounted for as a treasury stock buy-back. You should read these along with the financial statements and notes thereto included in this Proxy Statement.



                                                   As of and for the Year Ended December 31, 1998
                                                  --------------------------------------------------
ASSETS:                                            First Bancorp  Adjustments    (a)     Pro Forma

Cash and due from banks                              $ 9,783,427   $ (3,250,000) (b)    $ 6,533,427
Federal funds sold                                     9,391,000              -           9,391,000
Investment securities available for sale             100,960,973              -         100,960,973
Investment in Federal Home Loan Bank stock             2,896,900                        - 2,896,900
Loans (net)                                          121,700,705              -         121,700,705
Premises and equipment (net)                           5,796,522              -           5,796,522
Accrued interest receivable                            1,756,967              -           1,756,967
Other assets                                          2,508,378              -            2,508,378
                  Total Assets                    $ 254,794,872    $ (3,250,000) (b)  $ 251,544,872

LIABILITIES & STOCKHOLDERS' EQUITY:

Liabilities:
Deposits:
   Demand                                             68,133,335              -          68,133,335
   Savings                                            48,846,681              -          48,846,681
   Time deposits greater than $100,000                60,814,472              -          60,814,472
   Other time depsoits                               51,733,617              -          51,733,617
   Total Deposits                                    229,528,105              -         229,528,105

Federal Home Loan bank advances                                -              -                   -
Other borrowings                                               -      1,994,225  (c)      1,994,225
Accrued interest payable                                 516,779              -             516,779
Other liabilities                                     1,557,627              -           1,557,627
                  Total Liabilities                  231,602,511      1,994,225  (c)    233,596,736

Stockholders' Equity:
Common stock                                           1,070,200       (178,660) (d)        891,540
Surplus                                                6,414,704     (1,070,530) (e)      5,344,174
Undivided profits                                     16,051,970     (4,523,560) (f)     11,528,410
Treasury stock (at cost)                                (528,525)       528,525  (d)              -
Net unrealized gain on securities availble for sale      184,012              -             184,012
                      Total Stockholders' Equity      23,192,361     (5,244,225) (a)     17,948,136

                   Total Liabilities & Stockholders $254,794,872    $ (3,250,000)     $ 251,544,872

OTHER DATA:

Total shares outstanding                                 214,040                            214,040
      Adjusted shares outstanding                        208,275                            177,769
      Book value per share                              $ 111.35                           $ 100.96

Earnings per share, basic                                $ 11.12                            $ 13.04


     (a) Assumes the purchase of 29,967 shares for a total cash expenditure of $5,224,225, which is management's best estimate. Actual costs could be as low as $4,000,000 and as high as $6,000,000.

     (b) Cash balance is net of purchase less borrowing.

     (c) The purchases of shares will be financed in part by borrowings from an unrelated institution totaling approximately $1,994,225.

     (d) Common stock reduced by the par value of shares purchased and retirement of 5,765 treasury shares.

     (e) Surplus reduced by the proportionate amount based upon number of shares purchased.

     (f) Undivided profits reduced by the premium of purchase price in excess of book value.

                          INFORMATION ABOUT NEWCO, INC.


General

     NEWCO was incorporated on January 7, 1999, solely for the purpose of effecting the Reorganization. As of the date of this Proxy Statement, NEWCO has no assets, no operations and no stockholders and has not yet completed its corporate organization. Prior to the Annual meting, NEWCO will issue 100 shares of its common stock in exchange for 100 shares of First Bancorp common stock held by William G. Moran, Jr. At that time, NEWCO will file an election to be treated for income tax purposes as a Subchapter S corporation. NEWCO will acquire additional stockholders upon consummation of the merger with First Bancorp.

     NEWCO's administrative offices will initially be located in the main offices of First Bank at 331 Dock St., Ketchikan, Alaska.

Operations and Employees

     As of the date of this Proxy Statement, the only operations of NEWCO have been the execution and approval of the Agreement and Plan of Reorganization.

     Initially, NEWCO's Board of Directors and executive officers will be the same as those of First Bancorp and serve for no additional compensation. See "Management." Management intends that, following the Reorganization, NEWCO will maintain operations identical to those of First Bancorp prior to the Reorganization.

Dividends

     As NEWCO has had no previous operations, it has no dividend payment history. NEWCO currently has no policy with regard to the payment of dividends. In the discretion of the Board of Directors, NEWCO may in the future elect to distribute dividends on its common stock, in the form of cash or stock, as may be appropriate or reasonable. The Board of Directors will consider various factors including earnings, financial condition, cash requirements, general business conditions, and restrictions imposed by loan agreements and regulatory authorities. The Board of Directors expects to continue First Bancorp's practice of regular quarterly dividends, but cannot make any commitments in that regard.


                      INFORMATION ABOUT FIRST BANCORP, INC.

General

     First Bancorp, Inc. is a single-bank holding company registered under the Bank Holding Company Act of 1956. The administrative office of First Bancorp is located in Ketchikan, Alaska. The Company was organized as a holding company for its principal banking subsidiary, First Bank, a state chartered, FDIC insured commercial bank, through a reorganization completed in, 1989. First Bancorp's only operating subsidiary, First Bank, is the fifth largest commercial bank in Alaska, currently operating eight full-service branches in the boroughs of Ketchikan-Gateway, Sitka, Wrangell, Petersburg, Craig, and Juneau.

     First Bancorp offers commercial banking products and services to small and medium size businesses, professionals and retail customers in the bank's market area in southeast Alaska. These products and services include commercial loans, accounts receivable and inventory financing, SBA loans for equipment purchases and leasehold improvements, consumer installment loans, acceptance of deposits, and personal savings and checking accounts. Through third-party vendors, the bank offers credit life/credit health & accident insurance to its loan customers. No commissions or other compensation is paid to any officer for the sale of this insurance. Through a subsidiary, the Bank offers acts as a title insurance agent.

     The Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation. At December 31, 1998, First Bank had assets of $255 million and deposits of $230 million.

Industry

     The commercial banking industry continues to undergo increased competition, consolidation and change. Non-insured financial service companies such as mutual funds, brokerage firms, insurance companies, mortgage companies and leasing companies are offering alternative investment opportunities for customers' funds or lending sources for their needs. Banks have been granted extended powers to better compete, including the limited right to sell insurance and securities products, but the percentage of financial transactions handled by commercial banks has dropped steadily. Although the amount of deposits in banks is remaining steady, such deposits represent less than 20% of household financial assets compared to over 35% twenty-five years ago. This trend represents a continuing shift to stocks, bonds, mutual funds and retirement accounts.

     Nonetheless, commercial banks are reducing costs by consolidation and exploring alternative ways of providing bank products. Although new community banks continue to be organized, bank mergers substantially outstrip formations. In the last dozen years, the number of commercial banks has dropped from 14,000 to 9,500, and this trend is expected to continue.

     To more effectively and efficiently deliver its products, banks are opening in-store branches, installing more ATMs and investing in technology to permit telephone, personal computer and internet banking. While all banks are experiencing the effects of the changing environment, the manner in which banks choose to compete is increasing the gap between larger super-regional banks, committed to becoming national or regional "brand names" providing a broad selection of products at low cost and with advanced technology, and community banks which provide most of the same products but with a commitment to personal service and with local ties to the customers and communities they serve.

Competition

     First Bancorp is a one bank holding company operating a traditional commercial bank in southeast Alaska. In this regard, the Company's subsidiary bank competes with a full range of modern financial institutions from commercial banks and thrifts to credit unions, brokerage outfits, and insurance companies.

     At the present time the competition is fairly stable. The primary commercial banking competition is the National Bank of Alaska, the First National Bank of Anchorage, and Key Bank. By general industry standards, National Bank of Alaska, First National Bank of Anchorage and Key Bank are three of the best commercial banks in country. They are very strong competitors that price their products rationally and evaluate risk return relationships professionally. These organizations are all significantly larger than First Bancorp. They have extensive operations in other parts of the state, and Key Bank has a strong national presence. These competitors can conduct wide-ranging advertising campaigns and allocate assets to much broader geographic regions. By virtue of their greater capitalization, these banks also have substantially higher lending limits. These organizations are also financially capable of offering a variety of products from trust services to international banking that First Bancorp is not prepared to offer.

     In addition to commercial banks, First Bancorp competes with a number of credit unions operating in its market area. In general, these credit unions tend to be smaller than the commercial banks. However, credit unions continue to prosper in southeast Alaska as a result of their favorable cost structure and traditional appeal to a broad section of the population. Nationwide, surveys indicate that credit unions attract a higher percentage of high income, well-educated professional customers than their traditional blue-collar roots would imply. Recent legislation at the national level has liberalized membership rules. As a result, credit union membership is now available to virtually anyone living in southeast Alaska. Credit unions offer many of the same consumer financial products that First Bancorp offers. These include a full range of consumer loan and deposit products.

     Alaska Federal Savings Bank is the only savings bank operating in southeast Alaska. It currently operates branches in Juneau, Sitka, Wrangell and Ketchikan. In recent years the laws and regulations affecting Savings Banks have been liberalized. As a result, savings banks currently offer their customers essentially the same products available at a commercial bank.

     In addition to the traditional competitive financial institutions, the development of alternative financial products and delivery systems such as internet banking, has disrupted banking's traditional control over the payments system and expanded the level of competition for financial services in southeast Alaska. At the same time, deposit disintermediation is a problem in both the consumer and commercial deposit sectors. Interest rates on demand and time deposits remain at relatively low levels while the bull market for stocks has continued to advance. This has encouraged an outflow of funds from traditional deposit products to alternative investment vehicles such as mutual funds.

Properties

     First Bancorp's principal office is located at the main office of First Bank in Ketchikan, Alaska. We conduct business through eight full-service branches located in Ketchikan (2), Craig, Petersburg, Sitka, Wrangell, and Juneau (2). The Totem Branch in Ketchikan, as well as the Petersburg, Wrangell and the Mendenhall Branch in Juneau have drive-up windows. We have nine automated teller machines, of which five are located at branches in Ketchikan
(2), Petersburg and Juneau (2). The bank or the holding company owns all but four branches. We have options to extend existing leases on the leased facilities. The eight branches range in size from approximately 1,000 square feet to slightly more than 15,000 square feet.

Employees

     As of December 31, 1998, we had a total of 106 full-time equivalent employees. None of the employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Legal Proceedings

     We are, from time to time, a party to various legal actions arising in the normal course of business. We are not currently a party to any pending legal proceeding, which, if determined adversely, would have a material effect on our business or financial position.

Year 2000 Readiness

     First Bank has two primary objectives driving our Year 2000 compliance efforts:

1) Compliance - to satisfy bank examiners using guidelines established by the Federal Finance Institutions Examinations Council (FFIEC) and

2) Self-assurance - to meet our responsibility to our customers to make every effort possible to ensure our systems continue to function during the millennium date change and beyond.

     First Bank has undergone two on-site Federal Deposit Insurance Corporation audits as well as interim audits by telephone. This has involved nearly all embedded systems, computer software applications, and network systems. These examinations assist us in determining our progress toward compliance. During 1999, we will be putting more and more emphasis on the self-assurance portion of the objectives as compliance goals are met.

     A Year 2000 Task Force was designated by the Board of Directors consisting of IS Manager E. Michael Youngblood as Chairman and includes senior department managers. Individual task force members focus their attentions on various areas regarding Year 2000 issues. The Systems department conducted an in depth review of all computer and software currently in use. These systems and applications were cataloged and prioritized with "Mission Critical" systems receiving top priority for compliance testing. A full time technical position was created to identify, track, monitor, and test (or assist in testing) the various systems. The primary Mission Critical software packages in use by the bank for core processing are Year 2000 compliant, as certified by their vendors. While having this certification is beneficial, the bank is still obligated to test these packages for Year 2000 compliance, and is in the process of doing so. We have conducted a review of peripheral equipment, security systems, telephone systems, and building heating and cooling systems for all branch locations. We have developed a test plan outline for use during the hardware- and software-testing phase. We have paid close attention to the task of internal and external communications, including communicating with and training bank staff as well as customer communications through general publications or response to direct inquiries. Our senior lending officer is coordinating risk assessment of our large commercial borrowers and organized an interview process for each identified borrower.

      Status of compliance according to Phase:
           Awareness       -  Completed
           Assessment      -  Completed
           Renovation      -  Substantiall Completed
           Validation      -  In progress
           Implementation  -  Target completion date of June 30, 1999

     The budget created for Year 2000 activities is projected at about $150,000 over and above hardware and software that require replacement even without upgrading specifically to Year 2000 compliance. Direct expenses for compliance are accounted for but personnel time is not tracked separately for this project. First Bank is prepared to allocate additional resources should the need become apparent. Cost is not considered a limiting factor in achieving compliance.

     The potential exposure to risk is discussed and reviewed at each Task Force meeting as well as during each report to the Board of Directors. With systems testing over 60% complete, the Task Force is reassured that it is meeting its deadlines and that testing methodology appears to be satisfactory. To date, no significant problems that would adversely affect processing have been found in mission critical information systems or in any non-information systems (embedded technology). The remaining testing will be done as hardware and software upgrades are received during 1999. Though these upgrades may claim compliance, testing will be conducted to meet our self-assurance objectives.

     As a contingency, First Bank has established lines of credit with the Federal Reserve Bank of San Francisco, the Federal Home Loan Bank of Seattle, and with three commercial banks. First Bank has a contractual arrangement with a disaster recovery provider as an additional backup. A schedule of additional system back-ups is being developed for implementation in advance of the date change. Customer communications will be of utmost importance in order to ease concerns our customers may have regarding Year 2000 readiness. The Year 2000 date change will not affect FDIC deposit insurance coverage.

     Overall, no significant problems are anticipated in achieving Year 2000 compliance.

Capital Adequacy

     Under FDIC and Federal Reserve regulations, we must maintain capital, expressed as a percentage of risk-weighted assets, at certain levels. See "Information about First Bancorp --Supervision and Regulation." The table below shows our capital ratios as of December 31, 1998:

                                                    Regulatory     After
                                    First Bancorp     Minimum   Reorganization
                                    -------------     -------   --------------

Tier 1 risk-based capital ratio         16.51%         4.0%        12.75%
Total risk-based capital ratio          17.56%         8.0%        13.76%
Leverage capital ratio                   8.83%         4.0%         7.06%


Lending and Credit Management

     Although a risk of nonpayment exists with respect to all loans, certain specific types of risks are associated with different types of loans. Due to the nature of our customer base, real estate is frequently a material component of collateral for the loan portfolio. The expected source of repayment of these loans is generally the operations of the borrower's business or personal income, but real estate provides an additional measure of security. Risks associated with real estate loans include fluctuating land values, local economic conditions, changes in tax policies, and a concentration of loans within a limited geographic market area.

     We mitigate risk on construction loans by generally lending funds to customers that have been pre-qualified for long term financing and who are using contractors acceptable to us. The commercial real estate risk is further mitigated by making the majority of commercial real estate loans on owner-occupied properties.

     We manage the general risks inherent in the loan portfolio by following loan policies and underwriting practices designed to result in prudent lending activities. For example, we generally limit commercial loans to 70% of the value of the collateral, and residential mortgages, which may be first or second liens, to 80% of the value of the collateral.

Loan Portfolio

     Interest earned on the loan portfolio is a major source of income. Net loans represented 47.8 percent of total assets as of December 31, 1998. Although we strive to serve the credit needs of our service area, our primary focus is on real estate and commercial loans. We make substantially all of our loans to customers located within our service area. We have no loans defined as highly leveraged transactions by the Federal Reserve Bank. We have no significant agricultural loans.

     Commercial real estate loans primarily include owner-occupied commercial properties occupied by the proprietor of the business conducted on the premises, and income-producing properties. The primary risks of such loans include loss of income of the owner or occupier of the property and the inability of the market to sustain rent levels. Our underwriting standards attempt to mitigate these risks by requiring a minimum of three consecutive years of sufficient income generation from the owner or occupier. In addition, a 70% loan-to-value ratio limitation is expected to provide sufficient protection against unforeseen circumstances.

     Other commercial loans include renewable operating lines of credit, short-term notes, and equipment financing. These types of loans are principally at risk due to insufficient business income. Accordingly, we do not lend to start-up businesses or others lacking operating history, and require personal guarantees and secondary sources of repayment.

     Residential real estate loans include 1-4 family owner- or non-owner occupied residences, multi-family units, construction and secondary market loans pending sale. Generally, the risk associated with such loans is the loss of the borrower's income. We attempt to mitigate the risk by thorough review of the borrower's credit and employment history, and limit the loan-to-value ratio to 80% to provide protection in the event of foreclosure. Installment loans consist of personal, automobile or home equity loans. We also offer credit cards to our customers. These unsecured loans carry significantly higher interest rates than secured loans, which allows us to maintain a higher loss reserve in conjunction with maintaining strict credit guidelines when considering loan applications. The following table presents the composition of the loan portfolio, at the dates indicated:

                                          12/31/98              12/31/97
                                    --------------------------------------------

Mortgage                                    $   8,653,771         $   3,592,629
Commercial                                     82,214,463            73,870,604
Consumer                                       32,906,260            30,102,197
                                    --------------------------------------------
Gross loans                                 $ 123,774,494         $ 107,565,430
Less: Unamortized loan
  origination fees                               (652,437)             (636,525)
                                    ============================================
Total loans                                 $ 123,122,057         $ 106,928,905
                                    ============================================

     The following table sets forth the maturity distribution and sensitivity to changes in interest rates of the loan portfolio at December 31, 1998:

                                            Within                One to                After
                                           one year             five years           five years               Total
                                    ----------------------------------------------------------------------------------------

Mortgage                                        $ 308,425             $ 239,647           $ 8,105,699           $ 8,653,771
Commercial                                     12,741,996            36,676,253            32,796,214            82,214,463
Consumer                                        6,306,945            25,247,132             1,352,183            32,906,260
                                    ========================================================================================
Total loans                                  $ 19,357,366          $ 62,163,032          $ 42,254,096         $ 123,774,494
                                    ========================================================================================


Loans at fixed interest rates                  12,175,411            51,905,009            10,510,198            74,590,618
Loans at variable interest rates                7,181,955            10,258,023            31,743,898            49,183,876
                                    ========================================================================================
Total loans                                  $ 19,357,366          $ 62,163,032          $ 42,254,096         $ 123,774,494
                                    ========================================================================================

     The following table presents information with respect to non-performing assets:


                                                     December 31,
                                           -------------------------------

                                                   1998            1997
Loans on non-accrual status                            $ -            $ -
Loan past due > 90 days                          $ 265,561       $ 29,973
Other real estate owned                          $ 222,123      $ 259,664
Percentage of non performing                         0.19%          0.12%
   assets to total assets


     Interest income that would have been realized on non-accrual or past-due loans if they had remained current was insignificant.

Allocation of Reserve for Loan Losses

     The allowance for loan losses is a general reserve established by management to absorb unidentified losses in the loan portfolio. In determining the adequacy of the allowance, management evaluates the prevailing economic conditions, results of regular examinations and evaluations of the quality of the loan portfolio by external parties, actual loan loss experience, the extent of existing risks in the loan portfolio and other factors. The allowance for impaired loans is based on discounted cash flows using the loans' initial interest rates, or, if the loan is secured, the fair value of the collateral.

     Future additions to the allowance may be necessary based on changes in economic conditions and other factors used in evaluating the loan portfolio. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require the recognition of additions to the reserve based on their judgment of information available to them at the time of their examination.

      The following is a summary of the allowance for loan losses as of December 31:

                                      1998           1997           1996
                                      ----           ----           ----

Balance at beginning of year   $ 1,293,512    $ 1,103,414    $ 1,383,814
Recoveries of loans
  previously charged off            16,225         49,524         18,353
Provision charged to expense       252,000        232,000        215,750
Loans charged off                 (140,385)       (91,426)      (514,503)
                               ===========    ===========    ===========
Balance at end of year         $ 1,421,352    $ 1,293,512    $ 1,103,414
                               ===========    ===========    ===========


Loan Losses and Recoveries

     The provision for loan losses charged to operating expense is based on loan loss experience and such factors that, in management's judgment, deserve recognition in estimating possible loan losses. Management monitors the loan portfolio to ensure that the reserve for loan losses is adequate to cover outstanding loans on non-accrual status and any current loans deemed to be in serious doubt of repayment according to each loan's repayment plan. The following table summarizes the reserve for loan losses, and charge-off and recovery activity:

                                      Year ended December 31,
                                      -----------------------
                                       1998            1997
                                       ----            ----
Loans outstanding  at
  end of period                  $ 123,122,057    $ 106,928,905
                                 =============    =============
Reserve balance, beginning
  of period                      $   1,293,512    $   1,103,414
Recoveries                       $      16,225    $      49,524
Loans charged off                $    (140,385)   $     (91,426)
                                 -------------    -------------
Net loans charged off            $    (124,160)   $     (41,902)
Provision charged to expense     $     252,000    $     232,000
                                 -------------    -------------
Reserve balance, end of period   $   1,421,352    $   1,293,512
                                 =============    =============

Analysis of Net Interest Margin

     The following table presents information regarding yields on interest-earning assets, expense on interest-bearing liabilities, and net yields (including loan placement fees) on interest-earning assets for the periods indicated. Averages shown are monthly averages.


Analysis for the years ended                                        Increase
December 31, 1998 and 1997                   1998          1997    (Decrease)   Change

Average interest-earning assets        $  229,895    $  217,011    $  12,884      5.9%
Average interest-bearing liabilities   $  196,462    $  183,671    $  12,791      7.0%
Average yields earned                         8.7%          8.6%         0.1%     1.2%
Average rates paid                            4.3%          4.5%        -0.2%    -4.4%
                                              ---           ---          ---      ---
Net interest spread (including loan
  placement fees)                             4.4%          4.1%         0.3%     7.3%
                                              ===           ===          ===      ===
Net interest income to average
  interest-earning assets                     5.0%          4.8%         0.2%     4.2%


Interest Sensitivity

     Interest sensitivity relates to the effect of changing interest rates on net interest income. Interest-earning assets which have interest rates tied to an index, such as prime rate, or which mature in relatively short periods of time are considered interest-rate sensitive. Interest-bearing liabilities with interest rates that can be re-priced in a discretionary manner, or which mature in short periods of time, are also considered interest-rate sensitive. The differences between the amounts of interest-sensitive assets and interest-sensitive liabilities, measured at various time periods, are referred to as sensitivity gaps. As rates change, these gaps will cause either a beneficial or adverse effect on net interest income. A negative gap represents a beneficial effect on net interest income if rates were to fall and an adverse effect if rates were to rise. Conversely, a positive gap would have a beneficial effect on net interest income in a rising rate environment and a negative effect if rates fell.

     Our policy with regard to interest rate risk is to organize the components of the balance sheet in such fashion as to maintain net interest margin and stockholders' equity within the limits of volatility established from time to time by the Board of Directors.

Estimated Maturity or Repricing
Of Selected Balance Sheet Items
At December 31, 1998

                                                              Within            One to            Over
                                                             one year         five years       five years          Total
                                                         ----------------------------------------------------------------------

Interest earning assets:

Federal funds sold                                             $ 9,391,000              $ -              $ -       $ 9,391,000
Securities available for sale (at amortized cost) (1)           26,628,844       37,016,471       36,999,688       100,645,003
Other investments                                                2,905,157                -                -         2,905,157
Loans (2)                                                       61,359,287       51,905,009       10,510,198       123,774,494
                                                         ----------------------------------------------------------------------
   Total interest earning assets                               100,284,288       88,921,480       47,509,886       236,715,654
Reserve for unamortized loan fees                                 (652,438)                                           (652,438)
Reserve for loan losses                                         (1,421,352)               -                -        (1,421,352)
Unrealized gain on available for sale securities                   307,714                -                -           307,714
Cash and due from banks                                          9,783,427                -                -         9,783,427
Other assets                                                    10,061,867                -                -        10,061,867
                                                         ======================================================================
Total assets                                                 $ 118,363,506      $88,921,480     $ 47,509,886      $254,794,872
                                                         ======================================================================

Interest bearing liabilities:

Interest bearing demand accounts                              $ 39,337,775              $ -              $ -       $39,337,775
Savings deposits                                                48,846,681                -                -        48,846,681
Time deposits                                                   99,456,303       13,091,786                -       112,548,089
                                                         ----------------------------------------------------------------------
    Total interest bearing liabilities                         187,640,759       13,091,786                -       200,732,545
Non-interest bearing demand accounts                            28,795,560                -                -        28,795,560
Other liabilities                                                2,074,406                -                -         2,074,406
Stockholders' equity                                            23,192,361                -                -        23,192,361
                                                         ======================================================================
Total liabilities and stockholders' equity                   $ 241,703,086      $13,091,786              $ -      $254,794,872
                                                         ======================================================================

Interest sensitivity gap                                      $(87,356,471)     $75,829,694     $ 47,509,886

Cumulative interest sensitivity gap                           $(87,356,471)   $ (11,526,777)    $ 35,983,109

Cumulative interest sensitivity gap as                             -34.29%           -4.52%           14.12%
  a percentage of total assets

Notes:

(1) Includes $1,845,223 in variable rate securites that mature in 1 - 5 years and $8,783,913 in variable rate securities that mature over 5 years.

(2) Includes $10,258,023 in variable rate loans that mature in 1 - 5 years and $31,743,898 in variable rate loans that mature over 5 years


Investment Portfolio

     The following table shows the amortized costs, estimated market values, unrealized gains and unrealized losses of the portfolio of investments as of December 31, 1997, and 1998:

                                                                 Gross         Gross
                                               Amortized      unrealized     unrealized       Market
                                                 cost            gains         losses         value
                                           --------------------------------------------------------------

1998:
  U.S. Government and federal agencies         $ 54,763,462      $ 438,739     $ (24,211)   $ 55,177,990
  States and political subdivisions               1,707,699         85,846                     1,793,545
  Corporate securities                            8,963,078         80,739          (338)      9,043,479
  Mortgage-backed securities                     33,796,314        110,906      (496,797)     33,410,423
  Other debt securities                           1,414,450          1,973                     1,416,423
  Federal National Mortgage Assn. Stock               8,257        110,856                       119,113
                                           ==============================================================
  Total securities                             $100,653,260      $ 829,059    $ (521,346)   $100,960,973
                                           ==============================================================

1997:
  U.S. Government and federal agencies         $ 77,447,591      $ 379,646      $ (6,562)   $ 77,820,675
  States and political subdivisions               1,846,350         23,220                     1,869,570
  Corporate securities                            5,607,261         53,236        (2,819)      5,657,678
  Mortgage-backed securities                     27,053,534        128,857      (951,460)     26,230,931
  Other debt securities                             500,000                                      500,000
  Federal National Mortgage Assn. Stock               6,727         76,519                        83,246
                                           ==============================================================
  Total securities                             $112,461,463      $ 661,478    $ (960,841)   $112,162,100
                                           ==============================================================


Investment Portfolio Maturity Schedule

     The following is a summary of the contractual maturities of investment securities classified as available for sale at December 31, 1998:

                                         Within        One to        Five to       Due after     Amortized       Market
    Securities available for sale       one year     five years     ten years      ten years        cost          value
                                        ------------------------------------------------------------------------------------

  U.S. Government and federal agencies  $11,994,028  $ 31,817,815    $ 2,611,247   $ 8,340,372   $ 54,763,462  $ 55,177,990
  States and political subdivisions         293,871       191,779      1,222,049             -      1,707,699     1,793,545
  Corporate securities                    3,057,268     4,028,225              -     1,877,585      8,963,078     9,043,479
  Mortgage-backed securities                154,541     2,823,875      5,544,331    25,273,567     33,796,314    33,410,423
  Other debt securities                     500,000             -              -       914,450      1,414,450     1,416,423
                                      ======================================================================================
  Total securities                      $15,999,708  $ 38,861,694    $ 9,377,627  $ 36,405,974   $100,645,003  $100,841,860
                                      ======================================================================================


     As of December 31, 1998, First Bank had no securities classified as "held to maturity".

Deposit Liabilities

      The   following   table  sets  forth  the   average   deposit
liabilities for the years ended:

                                                     12/31/98               12/31/97
                                               ---------------------------------------------

Demand                                                  $ 68,133,335           $ 64,669,469
Savings                                                   48,846,681             50,727,050
Time deposits greater than $100,000                       60,814,472             53,554,698
Time deposits less than $100,000                          51,733,617             50,720,931
                                               =============================================
Total deposits                                         $ 229,528,105          $ 219,672,148
                                               =============================================

      As of December 31, 1998, time deposit maturities were as follows:

                                                  Time Deposits of          All Other
                                                  $100,000 or more        Time Deposits
                                               ---------------------------------------------

Remaining Time to Maturity:

3 months or less                                        $ 27,611,027           $ 31,460,441
3 months to 12 months                                     28,056,872             12,327,963
1 year to 3 years                                          2,366,641              4,519,148
Greater than 3 years                                       2,779,932              3,426,065
                                               =============================================
Total time deposits                                     $ 60,814,472           $ 51,733,617
                                               =============================================

Supervision and Regulation

      General

     First Bancorp and First Bank are extensively regulated under federal and state law. These laws and regulations are intended to protect depositors, not stockholders. You should refer to the specific statutes and regulations for more information on the state and federal regulatory scheme. Our operations may be affected by legislative changes and by the policies of various regulatory authorities. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict accurately as to the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

     First Bancorp and NEWCO

     First Bancorp is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"), and as such, it is subject to regulation, supervision and examination by the Federal Reserve. We are required to file annual reports with the Federal Reserve and to provide the Federal Reserve such additional information as the Federal Reserve may require.

     NEWCO is a corporation formed pursuant to the General Corporation Law of the State of Delaware and, as such, is not regulated by the Federal Deposit Insurance Corporation. NEWCO will, however, become a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Act"), and will be subject to supervision by the Board of Governors of the Federal Reserve System ("Federal Reserve"). As a bank holding company, NEWCO will be required to obtain permission from the Alaska Division of Banking to conduct business as a holding company of a state bank. It also will be required to file annual reports with the Federal Reserve and such other additional information as the Federal Reserve may require pursuant to the Act. The Federal Reserve may also make examinations of the holding company and of its subsidiary bank. The Act requires prior approval by the Federal Reserve for the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares, or substantially all of the assets, of any bank or any bank holding company.

     With certain exceptions, a bank holding company is prohibited from acquiring direct or indirect ownership or control of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or of managing or controlling banks. The exceptions to this prohibition permit a bank holding company or its non-bank subsidiaries to engage in certain permitted activities, the more important of which are: operating a commercial finance company, engaging in mortgage banking operations, offering credit-related insurance, providing data processing services, and leasing real and personal property in connection with credit transactions.

     First Bancorp is, and NEWCO will be, an "affiliate" of First Bank and will be subject to the provisions of Section 23A of the Federal Reserve Act which set certain limits with respect to the amount of (1) loans or extensions of credit to, or investments in, the holding company by the bank, and (2) advances to third parties collateralized by the securities or obligations of the holding company.

     First Bank

     First Bank, as a state-chartered bank with deposits insured by the FDIC that is not a member of the Federal Reserve System, is subject to the supervision and regulation of the Alaska Division of Banking and of the FDIC. These agencies may prohibit the bank from engaging in what they believe constitute unsafe or unsound banking practices.

     The bank is required to submit periodic reports and is subject to supervision, examination and regulation by the FDIC. The Federal Deposit Insurance Act requires prior approval from the FDIC of any merger by or with a state-insured bank. The consumer lending activities of the bank are regulated by several particularly detailed laws and regulations which impose disclosure requirements, prohibit discrimination based on race, sex, age, marital status and other specified classifications and impose other restrictions on credit practices in general.

     The bank is affected by the credit policies of monetary authorities, including the Federal Reserve System, which regulates the national supply of bank credit. Such regulation influences overall growth of bank loans, investments and deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

     Dividends

     The principal source of First Bancorp's cash revenues is dividends received from First Bank. Under Alaska banking law, banks are subject to restrictions on the payment of cash dividends to their stockholders. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. First Bank has been paying regular dividends to stockholders, although no assurances can be given that dividends will continue to be paid

     In addition, the appropriate regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice. Neither First Bancorp nor First Bank is currently subject to any regulatory restrictions on their dividends other than those noted above.

     Capital Adequacy

     The federal bank regulatory agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If the capital falls below the minimum levels established by these guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open facilities.

     Effects of Government Monetary Policy

     The earnings and growth of our company, including existing and future activities, is affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. We cannot predict accurately the nature and impact of future changes in monetary policies on our company.

     Changing Regulatory Structure of the Banking Industry

     The laws and regulations affecting banks and bank holding companies are currently undergoing significant changes. Bills are now pending or expected to be introduced in the United States Congress that contain proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. If enacted into law, these bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills would reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, modify interstate branching restrictions applicable to national banks, regulate bank involvement in derivative securities activities, and realign the structure and jurisdiction of various financial institution regulatory agencies.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of capital stock applies to both First Bancorp and NEWCO, except where we specifically refer to one or the other. Generally, the rights of stockholders of First Bancorp will not be affected by the Reorganization. As discussed below, certain restrictions will apply to the transfer of NEWCO common stock that do not currently apply to First Bancorp common stock.

     The Certificate of Incorporation of each company authorizes one class of capital stock consisting of one million shares of common stock, $5.00 par value per share. Stockholders do not have preemptive rights to acquire additional shares of stock. Each outstanding share of common stock has the same relative rights and preferences as each other share of common stock, including the rights to the net assets of the company upon liquidation.

     The Board of Directors is authorized to issue or sell additional capital stock of the Bank, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval. As of the date of this Proxy Statement, there were 208,275 shares of First Bancorp common stock outstanding and no shares of NEWCO common stock outstanding.

     Shares of the common stock have unlimited voting rights. Each share of common stock is entitled to one vote on matters considered by the stockholders. Stockholders may not accumulate votes in the election of directors.

     Certain provisions of the Certificate of Incorporation can only be amended or repealed if the shareholders, by the affirmative vote of at least two-thirds of the outstanding shares, approve such action. These provisions relate to matters concerning the Board of Directors, including removal of directors, limitation of liability of directors, and indemnification of directors, officers, employees and agents. The restriction on transfer described below is also subject to a super-majority, two-thirds vote to amend or repeal.

     Dividends are paid in the discretion of the Board of Directors. See "Market for the Common Stock."

     Limitation of Liability and Indemnification

     The General Corporation Law of the State of Delaware permits a corporation's Certificate of Incorporation to limit the liability of directors and indemnification of directors and officers under certain circumstances. The

Certificates of Incorporation of both First Bancorp and NEWCO provide that directors are not personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for (i) any breach of a director's duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any distribution to shareholders which is unlawful, or (iv) any transaction from which the director received an improper personal benefit.

     The Certificates of Incorporation of each of First Bancorp and NEWCO also provide for indemnification of any person who is or was a party, or is threatened to be made a party, to any civil, administrative or criminal proceeding because the person is or was a director or officer of the company or any of its subsidiaries, or is or was serving at the request of the company as a director, officer, partner, agent or employee of another corporation. The company will indemnify such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by that person. Indemnification is available if (i) the person acted in good faith and in a manner reasonably believed to not be opposed to the best interests of the company, or (ii) the act or omission giving rise to such action or proceeding is ratified, adopted or confirmed by the company, or the company received the benefit of such actions. Indemnification is available under this provision of the Certificate of Incorporation in the case of derivative actions, unless the person is adjudged to be liable for gross negligence or deliberate misconduct in the performance of the person's duty to the company. To the extent a director, officer, employee or agent (including an attorney) is successful on the merits or otherwise in defense of any action to which this provision is applicable, the person is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with that defense.

     Even if indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or other controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Anti-Takeover Provisions

     Both First Bancorp's and NEWCO's Certificate of Incorporation contain certain provisions that could make more difficult the acquisition of the company by means of a tender offer, proxy contest, merger or otherwise. The Certificates both provide for staggered boards of directors whereby approximately one-third of the director positions are filled each year, and directors may only be removed for cause. "Cause" is defined as (i) a breach of the director's duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an unlawful distribution under provisions of the General Corporation Law of the State of Delaware, or other applicable law, or (iv) a transaction from which the director received an improper personal benefit. These provisions may make it more difficult for a dissident shareholder to remove the entire board of directors at one time.

     Restrictions on Transfer

     NEWCO's Certificate of Incorporation prohibits any transfer that would cause the corporation to be disqualified for income tax treatment as a small business corporation under Subchapter S of the Internal Revenue Code. Stock certificates will bear a legend reflecting the foregoing restriction.

                              CERTAIN LEGAL MATTERS

     The validity of NEWCO Common Stock to be issued in the Reorganization will be passed upon for NEWCO by Foster Pepper & Shefelman LLP, Portland, Oregon.

                                     EXPERTS

     The consolidated financial statements of First Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in this Proxy Statement and in the Registration Statement have been included in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (the "Agreement") is entered into as of this ______ 1999, by and among First Bancorp, Inc. (the "Company"), a Delaware corporation with its principal office at 331 Dock Street, Ketchikan, Alaska, and Newco Alaska, Inc. ("NEWCO"), a Delaware corporation with its principal office at 331 Dock Street, Ketchikan, Alaska.

                                   RECITALS

      A. The Company is a registered bank holding company, and is the sole stockholder of First Bank (the "Bank"), an Alaska state bank.

      B. The Board of Directors of the Company has determined that it would be in the best interests of the Company, its stockholders, its customers and those of the Bank to effect a merger with and into NEWCO, with NEWCO to be the surviving corporation.

      C. The respective Boards of Directors of the Company and NEWCO have agreed to cause the Merger pursuant to the provisions of section 251 of Title 8 of the General Corporation Law of the State of Delaware.

      D. The parties intend that the resulting corporation be eligible for treatment for income tax purposes pursuant to the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

      In consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the definitions given:

      1.1 "Director" means the Director of the Alaska Department of Commerce and Economic Development or his designee.

      1.2  "Effective   Date"  is  the  date  upon  which  the  Merger  becomes
effective by filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

      1.3 "Effective Time" is the time at which the Merger becomes effective as indicated by the filing stamp of the Secretary of State on the Certificate of Merger.

      1.4 "Eligible Stockholder" means a Company stockholder of record as of the Effective Date who is eligible to be a stockholder of a corporation taxed pursuant to Subchapter S of the Code, and who either (i) holds, as of the Effective Date, at least 750 shares of Company common stock, or (ii) is a director of the Company.

      1.5 "Federal Reserve" means the Board of Governors of the Federal Reserve System, or the Federal Reserve Bank of San Francisco acting upon authority delegated by the Board of Governors.

      1.6 "Merger" means the merger of the Company into NEWCO on the Effective Date in accordance with this Agreement and the Certificate of Merger.

      1.7 "Surviving Corporation" means Newco Alaska, Inc. as the corporation surviving the Merger under the name "First Bancorp, Inc."

2. Merger; Transactions Pursuant to the Agreement; Effect of the Merger. Upon performance of all of the covenants of the parties hereto and fulfillment or waiver of all of the conditions contained herein

      2.1 On the Effective Date, the Company shall be merged with and into NEWCO on the terms and conditions set forth in this Agreement. A Certificate of Merger, executed by the Surviving Corporation in accordance with Title 8, section 252(c) of the General Corporation Law of the State of Delaware, shall be filed with the Secretary of State of the State of Delaware to effect the Merger.

      2.2 On the Effective Date, each share of stock of the Company shall be cancelled and immediately converted into the right to receive, subject to the terms, conditions and limitations set forth herein, the consideration as provided in sections 2.4 and 2.5 hereof (the "Merger Consideration").

      2.3 On and after the Effective Date, each share of NEWCO common stock outstanding immediately prior to the Effective Date shall be automatically converted into one share of common stock of the Surviving Corporation.

      2.4 Subject to the terms, conditions and limitations set forth herein, on the Effective Date, each Eligible Stockholder shall be entitled to receive one newly issued share of common stock of the Surviving Corporation in exchange for each share of Company common stock held of record as of the Effective Date.

      2.5 Only Company stockholders who are Eligible Stockholders will be entitled to receive shares of common stock of the Surviving
            Corporation. The Surviving Corporation will pay to each Company stockholder of record as of the Effective Date who is not an Eligible Stockholder, cash at the rate of $175.00 per share of Company common stock.

      2.6 Notwithstanding anything to the contrary herein, each Company stockholder who has timely and properly perfected his or her right to dissent from the Merger pursuant to the applicable laws of the State of Delaware ("Appraisal Laws"), and has not effectively withdrawn or forfeited his or her right to dissent under the Appraisal Laws, shall not be entitled to receive the Merger Consideration, but rather such dissenting stockholder shall be entitled only to such rights as are granted by the Appraisal Laws.

      2.7 At the Effective Time, the corporate existence of the Company shall, as provided by Delaware law, be merged into and continued in the Surviving Corporation (formerly named Newco Alaska, Inc.) and the separate existence of the Company shall terminate.

      2.8 At the Effective Time, all right, title and interest of the Company in and to all of the business, properties (tangible and intangible), goodwill, rights, choses in action and other assets of the Company shall be vested in the Surviving Corporation by virtue of such Merger without any deed or other instrument of transfer, whether or not reflected on the balance sheets, books of accounts, or records of the Company or NEWCO, and the Surviving Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all such assets in the same manner and to the same extent as such assets were held or enjoyed by the Company prior to the Effective Time.

      2.9 At the Effective Time, the Surviving Corporation shall be liable for all debts, obligations, contracts and other liabilities, of the Company, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of the Company or NEWCO, and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

      2.10 The Certificate of Incorporation, as amended, of NEWCO in effect at and as of the Effective Time will be amended to read as set forth in Exhibit A and, as so amended, will be the Certificate of Incorporation of the Surviving Corporation in the Merger.

      2.11 The Bylaws of NEWCO in effect at and as of the Effective Time will be the Bylaws of the Surviving Corporation in the Merger.

      2.12 As of the Effective Time, the directors and officers of the Company in office at and as of the Effective Time shall become directors and officers of the Surviving Corporation with the respective positions and offices which they previously held in the Company, until such time as their successors are duly elected.

      2.13 After the close of business on the Closing Date, transfers of shares of Company common stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

3.    Representations and Warranties.

      3.1 Representations and Warranties of the Company. The Company represents and warrants to NEWCO as follows:

            3.1.1 The Company is duly organized and validly existing and in good standing as a business corporation under the laws of its jurisdiction of incorporation, and the Bank is duly organized and validly existing and in good standing as a banking corporation under the laws of its jurisdiction of incorporation and each has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted.

            3.1.2 The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby and to conduct its business in the manner now being conducted. Its activities do not require it to be qualified to do business in any foreign jurisdiction where the failure to so qualify would have a material adverse effect on its business, operations or financial condition.

            3.1.3 The authorized capital stock of the Company consists of 1,000,000 shares of common stock, of which 208,275 shares are issued and outstanding as of the date hereof. Other than as described therein, no other stock options, warrants or rights to purchase or receive Company securities are outstanding.

            3.1.4 None of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of the Company, or of any existing statute, regulation, order, writ, injunction or decree of any court or governmental agency, or of any contract, agreement or instrument to which it is a party or by which it is bound.

            3.1.5 There are no actions, suits, proceedings, claims or governmental investigations pending or, to the knowledge of the Company, threatened against or affecting the Company before any court, administrative officer or agency, other governmental body or arbitration which might hinder or delay the consummation of the transactions contemplated by this Agreement.

            3.1.6 No representation or warranty by the Company in this Agreement or in any statement, certificate or schedule furnished or to be furnished pursuant to this Agreement, including any information about the Company given with respect to preparation of the proxy statement for the meeting of the Company's stockholders, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein or herein not false or misleading.

      3.2 Representations and Warranties of NEWCO. NEWCO represents and warrants to the Company as follows:

            3.2.1 NEWCO is, or prior to the effective date of the Merger will be, a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform this Agreement including all transactions contemplated hereby. There are currently no shares of capital stock issued and outstanding.

            3.2.2 NEWCO has, or will have, prior to the Effective Date, issued not less than one share and not more than 200 shares of capital stock solely for the purpose of completing its corporate organization, and shall have, prior to the earlier of the Effective Date or the 15th day of the third month following completion of the corporate organization of NEWCO, filed with the Internal Revenue Service an election under section 1362(a) of the Code to be treated for income taxes as a small business corporation under Subchapter S of the Code, it being understood that the parties intend such election to be effective for tax years after December 31, 1999.

            3.2.3 There are no outstanding options, warrants, rights, contracts or commitments relating to the issuance of any shares of NEWCO stock other than commitments set forth or referred to herein.

            3.2.4 NEWCO has had no material operations prior to this date. Other than the commitments as undertaken with respect to this Agreement and the transactions contemplated thereby, NEWCO has entered into no material outstanding contracts, agreements, leases and has incurred no obligations, contingent or otherwise, except with respect to costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

            3.2.5 Consummation of the transactions contemplated by this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of NEWCO, or of any existing statute, regulation, order, writ, injunction, ruling or decree or any court or governmental agency, or of any contract or agreement or instrument to which it is a party or which it is bound.

            3.2.6 On the Effective Date, or within a reasonable time thereafter, the shares of stock of the Surviving Corporation to be delivered to the stockholders of the Company pursuant to this Agreement will be, upon consummation of the transactions, validly issued, fully paid and non-assessable.

            3.2.7 There  are  no  actions,   suits,   proceedings,   claims  or
      governmental investigations pending or, to the knowledge of NEWCO, threatened against or affecting NEWCO before any court, administrative officer or agency, other governmental body or arbitration which might hinder or delay the consummation of the transactions contemplated by this Agreement.

            3.2.8 No representation or warranty by NEWCO in this Agreement or in any statement, certificate or schedule furnished or to be furnished pursuant to this Agreement, including any information about NEWCO given with respect to preparation of the proxy statement for the meeting of the Company's stockholders, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein or herein not false or misleading.

4.    Covenants.

      4.1 Covenants of the Company. In addition to any and all other covenants and undertakings of NEWCO as may be set forth in this Agreement, the Company covenants and agrees as follows:

            4.1.1 The Company shall call a meeting of its stockholders for purposes of voting on the Merger and shall cooperate fully with NEWCO in obtaining all necessary federal and state regulatory approvals to effect the Merger.

            4.1.2 The Company shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions under this Agreement.

      4.2 Covenants of NEWCO. In addition to any and all other covenants and undertakings of NEWCO as may be set forth in this Agreement, NEWCO covenants and agrees as follows:

            4.2.1 Prior to the Effective Date, NEWCO will be authorized to issue such number of shares of common stock as may be needed to perform this Agreement and shall have obtained all necessary consents and permits to issue its stock to the stockholders of the Company as provided herein.

            4.2.2 NEWCO shall call a meeting of its stockholders for purposes of voting on the Merger, or otherwise obtain the approval by unanimous written consent of its stockholders to effect the Merger, and shall cooperate fully with the Company in obtaining all necessary federal and state regulatory approvals to effect the Merger.

            4.2.3 NEWCO shall promptly file a registration statement with the Securities and Exchange Commission to register the shares of its common stock to be issued in the Merger.

            4.2.4 NEWCO shall use its best efforts to obtain a permit under Title 3 Chapter 2 of the Alaska Administrative Code to conduct business in the state of Alaska as a bank holding company.

            4.2.5 NEWCO shall use its best efforts to obtain approval from the Federal Reserve for the transactions set forth herein under the Bank Holding Company Act of 1956, as amended.

            4.2.6 On or after the Effective Date, as and when required by the provisions of this Agreement, NEWCO shall issue shares of its stock to Eligible Stockholders of the Company, and shall otherwise pay such merger consideration to Company stockholders in accordance with the provisions of this Agreement.

            4.2.7  NEWCO  shall  use  its  best   efforts  to   effectuate   the
      transactions contemplated hereby and to fulfill the conditions under this Agreement.

5.    Conditions of Closing

      5.1 Conditions to Obligations of the Company. The obligations of the Company under this Agreement to consummate the Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by the Company in writing and not required by law):

            5.1.1 Approval of the Merger in accordance with law by holders of a majority of the shares entitled to vote on the Merger of each of NEWCO and the Company.

            5.1.2 The absence of any suit, action or proceeding (made or threatened) against NEWCO or the Company, or any of their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the transactions contemplated hereby; seeking to restrict the rights of the parties or the operation of the business of the Company or NEWCO after consummation of the Merger; or seeking to subject the parties to this Agreement or any of their officers or directors to any liability, fine, forfeiture or penalty on the ground that the parties hereto or their directors or officers have violated or will violate their fiduciary duties to their respective stockholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement.

            5.1.3 Receipt by NEWCO of approval from the Federal Reserve to become a bank holding company pursuant to Section 3(a)(1) of the Bank Holding company Act of 1956, as amended, and to take the actions herein provided.

            5.1.4 Receipt by NEWCO of a permit to do business as a bank holding company in the State of Alaska.

            5.1.5   Procurement  of  all  other  consents  and  approvals,   and
      satisfaction of all other requirements prescribed by law which are necessary or appropriate for consummation of the transaction.

            5.1.6 Except as contemplated hereby, the representations and warranties of NEWCO being true at and as of the Effective Date as though such representations and warranties were made at and as of, such time period.

            5.1.7 NEWCO having complied with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Effective Date. 5.1.8 Between the date hereof and the Effective Date, the absence of any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of NEWCO, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by the Company.

            5.1.9 Receipt by the Company of a certificate of the President of NEWCO dated as of the Effective Date, certifying the fulfillment of the conditions specified in Section 5.2 and such other matters with respect to the fulfillment by NEWCO of any of the conditions of this Agreement as the Company may reasonably request on reasonable prior notice.

      5.2 Conditions to Obligations of NEWCO. The obligations of NEWCO under this Agreement to consummate the Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by NEWCO in writing and not required by law):

            5.2.1 Approval of the Merger in accordance with law by holders of a majority of the shares entitled to vote on the Merger of each of NEWCO and the Company.

            5.2.2 The absence of any suit, action or proceeding (made or threatened) against NEWCO or the Company, or any of their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the transactions contemplated hereby; seeking to restrict the rights of the parties or the operation of the business of the Company or NEWCO after consummation of the Merger; or seeking to subject the parties to this Agreement or any of their officers or directors to any liability, fine, forfeiture or penalty on the ground that the parties hereto or their directors or officers have violated or will violate their fiduciary duties to their respective stockholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement.

            5.2.3 Approval having been received by NEWCO from the Federal Reserve to become a bank holding company pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, and to take the actions herein provided.

            5.2.4 Approval by the Director for NEWCO to conduct business as a bank holding company in the State of Alaska.

            5.2.5   Procurement  of  all  other  consents  and  approvals,   and
      satisfaction of all other requirements prescribed by law which are necessary or appropriate for consummation of the transaction.

            5.2.6 Except as contemplated hereby, the representations and warranties of the Company being true at and as of the Effective Date as though such representations and warranties were made at and as of such time period.

            5.2.7 The Company having complied with all agreements, covenants and conditions on their part required by this Agreement to be performed or complied with prior to or at the Effective Date.

            5.2.8 Between the date hereof and the Effective Date, the absence of any material adverse change in the business, assets, earnings, operations or condition (financial or otherwise) of the Company, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by NEWCO.

            5.2.9 Receipt by NEWCO of a certificate of the President of the Company dated as of the Effective Date, certifying the fulfillment of the conditions specified in Sections 5.1 above and such other matters with respect to the fulfillment by the Company of any of the conditions of this Agreement as NEWCO may reasonably request on reasonable prior notice.

6.    Closing.

      The transactions contemplated by this Agreement will close in the office of Foster Pepper & Shefelman LLP, Portland, Oregon, at such time and on such date within 31 days following the satisfaction of all conditions prior to closing set forth in Section 5 (not waived or to be satisfied by delivery of documents or a state of facts to exist at closing) , as set by notice from NEWCO to the Company or such other time and place as the parties may agree.

7.    Termination.

      7.1 Procedure for Termination. This Agreement may be terminated or amended at any time before the Effective Date:

            7.1.1 By the mutual consent of the Boards of Directors of the Company and NEWCO.

            7.1.2 By either party acting through its Board of Directors upon written notice to the other party, if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties and covenants set forth herein or if there has been any material failure on the part of the other party to comply with its obligations hereunder which misrepresentation, breach or failure is not cured within thirty (30) days notice to such other party of such misrepresentation, breach or failure.

            7.1.3 By action of either party acting through its Board of Directors upon written notice to the other party if any of the conditions set forth in Section 5 have not been performed at or prior to December 31, 1999.

      7.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, it shall become wholly void and of no further force and effect and there shall be no liability on the part of either party or its respective Boards of Directors as a result of such termination or abandonment, except as provided herein. Such termination shall not relieve any party of liability for any default prior to termination.

8.    Miscellaneous Provisions.

      8.1 Amendment or Modification. Prior to the Effective Date, this Agreement and the Certificate of Merger may be amended or modified, either before or after approval by the stockholders of the Company or of NEWCO, only by an agreement in writing executed by the parties hereto upon approval of their respective boards of directors. Notwithstanding the foregoing, no such amendment or modification shall reduce the amount or modify the form of consideration to be received by stockholders of the Company pursuant to this Agreement without the approval of the Company's stockholders.

      8.2 Waivers and Extensions. Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other party hereto or waive compliance by the other party hereto of any of the covenants or conditions contained herein, except that no waiver of the required approval by stockholders of NEWCO and the Company of this Agreement, or any other condition otherwise required by law, shall be permitted. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the stockholders of any party.

      8.3 Expenses. Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the transactions contemplated hereby.

      8.4 Binding Effect, No Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by either party without the prior written consent of the other party.

      8.5 Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other party and, shall not survive the closing hereof.

      8.6 No Benefit to Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof.

      8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      8.8 Entire Agreement. This Agreement, including all of the exhibits hereto constitute the entire Agreement between the parties with respect to the Merger and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

      8.9 Headings. The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

      8.10 Counterparts. At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement and Plan of Reorganization.

     IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Board of Directors, have each caused this Agreement to be executed by its authorized officer.

                               The Company:

                               First Bancorp, Inc.


                               By:
                                    -------------------------------------------
                                    William G. Moran, Jr., President


                               NEWCO:

                               Newco Alaska, Inc.


                               By:
                                    -------------------------------------------
                                    William G. Moran, Jr., President

                                   APPENDIX B

                 Opinion of the Independent Investment Advisor

      Note: The following discussion is a summary of the report prepared by Alex Sheshunoff & Co. Investment Banking in connection with the fairness opinion provided to First Bancorp's Board of Directors. A copy of the opinion letter follows this discussion.

-----------------------------------

     Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") understands that the Board of Directors of First Bancorp, Inc. ("First Bancorp") has unanimously approved an Agreement and Plan of Reorganization (the "Agreement"), as a result of which First Bancorp will merge with a newly formed corporation (NEWCO), with NEWCO being the surviving corporation (the "Merger"), upon which NEWCO will change its name to First Bancorp, Inc. As of the date of this writing, NEWCO was completing its corporate organization, and in this process, will elect S Corporation status under the Internal Revenue Code. In conjunction with the
Merger, all shareholders with 749 shares or less , or non-qualifying stockholders, will have their shares exchanged for cash in the amount of $175.00 per share (the "Cash Amount"), through a cash-for-stock exchange. The remaining shareholders with 750 shares or more will be entitled to receive NEWCO common stock or, at the option of the Board of Directors, the Cash Amount. The pro-forma number of NEWCO shareholders, assuming no shareholders of First Bancorp common stock with more than 750 shares elects cash in lieu of NEWCO shares and all shareholders with less than 750 shares elects to accept the Cash Amount, will total 47.

      First Bancorp retained Sheshunoff to provide its opinion of the fairness, from a financial viewpoint, of the Cash Amount to be received by certain First Bancorp stockholders (as described in the preceding paragraph) in connection with the Merger. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, and valuations for estate, corporate and other purposes. First Bancorp's Board retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

      The full text of Sheshunoff's opinion letter ("Opinion") which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken is included in this Appendix B. First Bancorp stockholders are urged to read the Opinion carefully and in its entirety. Sheshunoff's Opinion is addressed to First Bancorp's Board and does not constitute a recommendation to any stockholder of First Bancorp as to how such stockholder should vote at the First Bancorp Shareholders Meeting.

      In connection with its Opinion, Sheshunoff:

1.    Reviewed a draft copy of the Agreement;

2. Evaluated First Bancorp's consolidated results based upon a review of its annual financial statements for each of four-years ending December 31, 1998, 1997, 1996 and 1995;

3.    Reviewed Call Report information as of December 1998 for First Bancorp;

4. Analyzed certain budget and financial projections of First Bancorp prepared by the management of First Bancorp;

5. Conducted conversations with executive management regarding recent and projected financial performance of First Bancorp;

6. Compared First Bancorp's recent operating results with those of certain other banks in the Northwest region of the United States which have recently been acquired;

7. Compared First Bancorp's recent operating results with those of certain other banks in the United States which have recently been acquired;

8. Compared the pricing multiples for the Cash Amount in the Merger to those of certain other banks in the Northwest region of the United States which have recently been acquired;

9. Compared the pricing multiples for the Cash Amount in the Merger to those of certain other banks in the United States which have recently been acquired;

10. Analyzed the net present value of the after-tax cash flows First Bancorp could produce through the year 2003, based on assumptions provided by management; and;

11.   Performed such other analyses as we deemed appropriate.

      In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. With respect to internal confidential financial projections provided by First Bancorp, Sheshunoff assumed that such projections were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of First Bancorp and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of First Bancorp, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of First Bancorp. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

      Sheshunoff's Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of December 31, 1998.

      In connection with rendering its Opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an Opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration to be received by the stockholders of First Bancorp is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of First Bancorp.

      In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of First Bancorp. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of First Bancorp Board's or First Bancorp management's opinion with respect to the value of First Bancorp.

      The following is a summary of the analyses performed by Sheshunoff in connection with its Opinion dated as of January 29, 1999. The following discussion contains financial information and market information concerning First Bancorp as of December 31, 1998.

      Analysis of Selected Transactions.

      Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in the United States and in the Northwestern United States, with comparable characteristics to the First Bancorp transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

      The first set of comparable transactions (the "Northwest Guideline Transactions") consisted of a group of comparable transactions based upon the geographical market area of First Bancorp. The State Guideline Transactions specifically consisted of 7 mergers and acquisitions of banks located in the Northwestern Region of the United States (specifically Alaska, Idaho, Montana, Oregon and Washington) which announced their sale between the dates of January 1, 1997 and December 31, 1998 and reported total assets between $100 million and $300 million. The analysis yielded multiples of the Northwest Guideline Transactions' purchase price relative to: (i) book value ranging from 2.44 times to 3.97 times with an average of 3.08 times and a median of 2.60 times (compared with the multiple associated with the Merger of 1.57 times December 31, 1998 book value); (ii) last 12 months earnings ranging from 12.03 times to 29.78 times with an average of 19.93 times and a median of 20.32 times (compared with the multiple associated with the Merger of 15.72 times last 12 months earnings as of December 31, 1998); (iii) total deposits ranging from 17.32% to 37.97% with an average of 28.92% and a median of 29.53% (compared to the multiple associated with the Merger of 15.88% as of December 31, 1998); and (iv) total assets ranging between 16.04% and 32.87% with an average of 24.94% and a median of 26.64% (compared with the multiple associated with the Merger of 14.30% of December 31, 1998 total assets).

      No sales of banks have been reported in the state of Alaska since January 1, 1997. Many of the transactions in the Northwest Guideline Transactions group involved banks located in the state of Washington which may not be a strong indicator of potential acquisition pricing multiples that First Bancorp would realize in an acquisition. The markets in Washington and other Northwestern states are generally stronger than Alaska.

      The second set of comparable transactions (the "National Guideline Transactions") consisted of a group of comparable bank transactions based upon the asset size of First Bancorp. The National Guideline Transactions specifically consisted of 25 mergers and acquisitions of banks whereby the seller was located in the United States which announced its sale between January 1, 1998 and December 31, 1998 and reported total assets between $200 million and $300 million. The analysis yielded multiples of the National Guideline Transactions' purchase price relative to: (i) book value ranging from 1.85 times to 5.59 times with an average of 3.14 times and a median of 3.00 times (compared with the multiple associated with the Merger of 1.57 times December 31, 1998 book value); (ii) last 12 months earnings ranging from 9.35 times to 57.10 times with an average of 25.83 times and a median of 23.50 times (compared with the multiple associated with the Merger of 15.72 times last 12 months earnings as of December 31, 1998); (iii) total deposits ranging from 19.72% to 68.52% with an average of 34.68% and a median of 34.93% (compared to the multiple associated with the Merger of 15.88% as of December 31, 1998); and, (iv) total assets ranging between 17.47% and 60.56% with an average of 29.71% and a median of 28.68% (compared with the multiple associated with the Merger of 14.30% of December 31, 1998 total assets).

      Discounted Cash Flow Analysis.

      Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that First Bancorp could produce through the year 2003, under various circumstances, assuming that First Bancorp performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for First Bancorp at the end of the period by capitalizing the final period projected earnings (year 2003) utilizing an assumed long term growth rate of 4% and discount rates ranging from 11% to 13%, and then discounting the cash flow streams defined as maximum dividends available to shareholders (assuming all earnings in excess of that required to maintain First Bancorp's current equity to assets ratio are paid out in dividends) and the terminal value using discount rates ranging from 11% to 13% chosen to reflect different assumptions regarding the required rates of return of First Bancorp and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a per share value range of $146 to $193 (rounded), compared to the value of the Merger Consideration for First Bancorp of $175 per share.

      Comparable Company Analysis.

      As previously mentioned, due to the lack of recent bank acquisitions in the state of Alaska, multiples for banks and bank holding companies located in other Northwestern states may not conclusively indicate acquisition value for a bank located in Alaska. The economic conditions in Alaska are much different than that of other states located in the Northwestern Region. These differences may result in much different pricing and acquisition multiples for banks located in Alaska than other banks in the region. Therefore, in an effort to determine the trading pricing multiples of banks in Alaska as compared to other banks in the Northwest region of the United States, Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures using financial data at December 31, 1998 and market pricing multiples using financial data at December 31, 1998 to a group of selected Northwestern bank holding companies which Sheshunoff deemed to be relevant and compared them to publicly-traded banks in Alaska with assets below $500 million (only one publicly-traded bank in Alaska matched this criteria (the "Alaska Bank")).

      The group of selected Northwestern bank holding companies (the "Northwestern Guideline Companies") included all banks (eight banks) in the Northwestern region of the United States (specifically Alaska, Idaho, Montana, Oregon and Washington) with reported assets below $500 million.

      This comparison, among other things, showed that: (i) the Alaska Bank's equity to asset percentage was 7.85%, compared to an average of 9.37% and a median of 9.13% for the Northwestern Guideline Companies; (ii) for the last twelve months ended September 30, 1998, the Alaska Bank's return on average equity was 18.28%, compared to an average of 14.92% and a median of 14.65% for the Northwestern Guideline Companies; (iii) for the last twelve months ended September 30, 1998, the Alaska Bank's return on average assets was 1.52%, compared to an average of 1.43% and a median of 1.50% for the Northwestern Guideline Companies; (iv) as of December 31,1998, the Alaska Bank's price per share to September 30, 1998 book value per share was 1.77 times, compared to an average of 2.05 times and median of 1.88 times for the Northwestern Guideline Companies; and (v) as of December 31, 1998, the Alaska Bank's price per share to last twelve months earnings per share as of September 30, 1998 was 11.07 times, compared to an average of 15.05 times and median of 13.65 times for the Northwestern Guideline Companies. Overall, it was determined that the Alaska Bank's pricing multiples were lower than those reported by the Northwestern Guideline Companies at the average and the median. It is likely that acquisition multiples would also be lower reflecting the lower market capitalization.

      No company or transaction used in the comparable company and comparable transaction analyses is identical to First Bancorp or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of First Bancorp and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

      Pursuant to an engagement letter dated August 12, 1998, between First Bancorp and Sheshunoff, First Bancorp agreed to pay Sheshunoff a retainer fee of $2,500, and professional fee of $22,500 payable upon the completion and delivery of a fair value for the minority shares of First Bancorp in conjunction with its conversion to S Corporation status, and upon providing its opinion of the fairness, from a financial viewpoint, of the Cash Amount to be received by certain First Bancorp stockholders (as described above) in connection with the Merger and S Corporation conversion. First Bancorp also agreed to indemnify and hold harmless Sheshunoff and its shareholders, directors, officers, partners, agents, employees and other affiliates against certain liabilities in connection with its services under the engagement letter, except in certain cases for liabilities resulting from the bad faith or negligence of Sheshunoff. Sheshunoff's fee is not contingent upon or affected by its valuation conclusion.

      Sheshunoff has been engaged for the past several years to provide a fair market value of the shares held by First Bancorp's Employee Stock Ownership Plan ("ESOP"). Other than these activities, to the best of Sheshunoff's and First Bancorp's knowledge, there has been no material relationship between Sheshunoff or its affiliates and First Bancorp or its affiliates other than as described herein during the past two years, nor is any such relationship mutually understood to be contemplated.

                               January 29, 1999



Board of Directors
First Bancorp, Inc.
331 Dock Street
Ketchikan, AK 99901

Members of the Board:

      Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") understands that the Board of Directors of First Bancorp, Inc. ("First Bancorp") has unanimously approved an Agreement and Plan of Reorganization (the "Agreement"), as a result of which First Bancorp will merge with a newly formed corporation (NEWCO), with NEWCO being the surviving corporation (the "Merger"), upon which NEWCO will change its name to First Bancorp, Inc. As of the date of this writing, NEWCO was completing its corporate organization, and in this process, will elect S Corporation status under the Internal Revenue Code. In conjunction with the Merger, all shareholders with 750 shares or less will have their shares exchanged for cash in the amount of $175.00 per share (the "Cash Amount"), through a cash for stock exchange. The remaining shareholders with more than 750 shares will be entitled to receive NEWCO common stock or, at the option of the Board of Directors, the Cash Amount. The pro-forma number of NEWCO shareholders, assuming no shareholders of First Bancorp common stock with more than 750 shares elects cash in lieu of NEWCO shares and all shareholders with less than 750 shares elects to accept the Cash Amount, will total 47.

      You have requested Sheshunoff's opinion, as to whether the Cash Amount to be received by the holders of shares of First Bancorp common stock pursuant to the Agreement is fair from a financial point of view to such holders of First Bancorp Common Stock.

      In connection with our opinion, Sheshunoff has, among other things:

1.    Reviewed a draft copy of the Agreement;

2. Evaluated First Bancorp's consolidated results based upon a review of its annual financial statements for each of four-years ending December 31, 1998, 1997, 1996 and 1995;

3.    Reviewed Call Report information as of December 1998 for First Bancorp;

4. Analyzed certain budget and financial projections of First Bancorp prepared by the management of First Bancorp;

5. Conducted conversations with executive management regarding recent and projected financial performance of First Bancorp;

6. Compared First Bancorp's recent operating results with those of certain other banks in the Northwest region of the United States which have recently been acquired;

7. Compared First Bancorp's recent operating results with those of certain other banks in the United States which have recently been acquired;

8. Compared the pricing multiples for the Cash Amount in the Merger to those of certain other banks in the Northwest region of the United States which have recently been acquired;

9. Compared the pricing multiples for the Cash Amount in the Merger to those of certain other banks in the United States which have recently been acquired;

10. Analyzed the net present value of the after-tax cash flows First Bancorp could produce through the year 2003, based on assumptions provided by management; and,

11.   Performed such other analyses as we deemed appropriate.

      Sheshunoff has assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by First Bancorp for the purposes of this opinion. Sheshunoff has not made an independent evaluation of the assets or liabilities of First Bancorp, nor has Sheshunoff been furnished with any such appraisals. With respect to First Bancorp budgets and financial forecasts, Sheshunoff has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of First Bancorp, as to the future financial performance of First Bancorp, and Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff has assumed that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on First Bancorp, or NEWCO pursuant to the Agreement. Sheshunoff is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, Sheshunoff has not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of First Bancorp, nor has Sheshunoff been furnished with any such evaluations or appraisals.

      Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff has also assumed that there are no material changes in First Bancorp's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by it, and that off-balance sheet activities of First Bancorp will not materially and adversely impact the future financial position or results of operation of First Bancorp. Sheshunoff has also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Agreement.

      Sheshunoff's opinion is limited to the fairness, from a financial point of view, to the holders of First Bancorp common stock of the Cash Amount and does not address First Bancorp's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of First Bancorp and may not be used for any other purpose without Sheshunoff's prior written consent, except that this opinion may be included in its entirety in any filing made by First Bancorp with the Securities and Exchange Commission with respect to the Merger.

      Sheshunoff has no past, present or contemplated interest in First Bancorp or any of its shares. Sheshunoff will receive a fee for providing this opinion. Sheshunoff's fee is not dependent on the Cash Amount. For the past two years, Sheshunoff provided an estimate of the value of minority shares of First Bancorp held by its Employee Stock Ownership Plan.

      Based upon and subject to the foregoing, Sheshunoff is of the opinion that, as of the date hereof, the Cash Amount to be received by First Bancorp common stockholders is fair from a financial point of view to the holders of such shares.


                                  Very truly yours,



                                  ALEX SHESHUNOFF & CO.
                                  INVESTMENT BANKING

                                  APPENDIX C

               General Corporation Law of the State of Delaware

262.  Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection Id) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to s. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation: and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractious thereof, solely of stock of a corporation. which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to s. 251 (other' than a merger effected pursuant to s. 25 1(g) of this title), s. 252, s. 254, s. 25?, s. 258, s. 263 or s. 264 of this title:

(1) Provided, however, that no appraisal rights under' this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed in a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any Shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection ID of s. 251 of this title,

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation. or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(d)   Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of' stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection kb) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of' such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective or

      (2)   If the merger or consolidation  was approved pursuant to s. 228 or
s. 253 of this title, each consitutent [sic] corporation. Either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent [sic] corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of' the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud be prima fade evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 clays prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of' subsections (a) and (d) hereof, upon written request shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demand for appraisal under subsection (d) hereof, whichever is later.

      (h) After determining the stockholders entitled to an appraisal. the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list tiled by the surviving or resulting corporation pursuant to subsection (f) of this section and which has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(k) From and after the effective date of' the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the mime provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of' such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (c) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court. deems just.

(68 Del.  Laws, c. 337, ss. 3, 4; 69 Del. Laws, c. 61, s. 10; 69 Del. Laws, c.
262, ss. 1-9; 70 Del.  Laws, c. 79, s. 16; 70 Del. Laws, c. 186, s. 1; 70 Del.
Laws, c. 299, ss. 2, 3; 70 Del.  Laws, c. 349, s. 22; 71 Del. Laws, c. 120, s.
15; 71 Del. Laws, c. 339, ss. 49-52.)

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                      OF
                      FIRST BANCORP, INC. and Subsidiary



Independent Auditors Report..................................F - 2

Consolidated Balance Sheets at December 31, 1998 and 1997....F - 3

Consolidated  Statements of Income for the years ended
December 31, 1998,  1997 and 1996............................F - 4

Consolidated Statements of Changes in Stockholders' Equity and
Comprehensive Income for the years ended December 31, 1998,
1997 and 1996................................................F - 5

Consolidated Statements of Cash Flow for the years
ended December 31, 1998, 1997 and 1996.......................F - 6

Notes to Consolidated Financial Statements...................F - 7

                         Independent Auditors' Report



The Board of Directors
First Bancorp, Inc.:


      We have audited the accompanying consolidated balance sheets of First Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                   KPMG LLP

January 21, 1999
Anchorage, Alaska

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                          Consolidated Balance Sheets
                           December 31, 1998 and 1997


                           Assets                                     1998              1997
                                                                 ---------------   ---------------

Cash and due from banks (note 2)                               $      9,783,427         9,851,577
Federal funds sold                                                    9,391,000         3,935,000
Investment securities available for sale (note 3)                   100,960,973       112,162,100
Investment in Federal Home Loan Bank stock                            2,896,900         2,683,000
Loans (note 4)                                                      123,122,057       106,928,905
    Less allowance for possible loan losses (note 5)                  1,421,352         1,293,512
                                                                 ---------------   ---------------
                 Net loans                                          121,700,705       105,635,393
                                                                 ---------------   ---------------

Premises and equipment, net (note 6)                                  5,796,522         5,687,411
Accrued interest receivable                                           1,756,967         1,938,811
Other assets (note 8)                                                 2,508,378         1,911,094
                                                                 ---------------   ---------------
                 Total assets                                  $    254,794,872       243,804,386
                                                                 ===============   ===============

            Liabilities and Stockholders' Equity

Liabilities:
    Deposits:
       Demand                                                  $     68,133,335        64,669,469
       Savings                                                       48,846,681        50,727,050
       Time deposits of $100,000 or more (note 7)                    60,814,472        53,554,698
       Other time deposits                                           51,733,617        50,720,931
                                                                 ---------------   ---------------
                 Total deposits                                     229,528,105       219,672,148

    Federal Home Loan Bank advances (note 11)                                --         1,000,000
    Accrued interest payable                                            516,779           476,715
    Other liabilities                                                 1,557,627         1,050,977
                                                                 ---------------   ---------------
                 Total liabilities                                  231,602,511       222,199,840
                                                                 ---------------   ---------------

Stockholders' equity:
    Common stock of $5 par value.  Authorized 1,000,000
       shares; issued and outstanding 214,040 shares in
       1998 and 1997                                                  1,070,200         1,070,200
    Surplus                                                           6,414,704         6,414,704
    Undivided profits                                                16,051,970        14,774,999
    Accumulated other comprehensive income - net
       unrealized gain on securities available for sale                 184,012          (179,617)
    Treasury stock, at cost (5,765 shares in 1998 and
       5,306 shares in 1997)                                           (528,525)         (475,740)
                                                                 ---------------   ---------------
                 Total stockholders' equity                          23,192,361        21,604,546

Commitments and contingencies (notes 10, 11 and 15)
                                                                 ---------------   ---------------
                 Total liabilities and stockholders' equity    $    254,794,872       243,804,386
                                                                 ===============   ===============

See accompanying notes to consolidated financial statements.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                       Consolidated Statements of Income
                  Years ended December 31, 1998, 1997 and 1996


                                                                  1998          1997           1996
                                                              -------------  ------------   ------------
Interest income:
    Interest on loans                                       $   11,383,100    10,284,722      8,730,271
    Interest on federal funds sold                                 550,272       478,661        533,819
    Interest-bearing deposits in other banks                        69,617        68,611         62,957
    Interest on securities available for sale:
      Taxable (note 3)                                           6,146,080     6,510,753      6,699,638
      Exempt from federal income taxes                             106,482        66,936        117,335
                                                              -------------  ------------   ------------
                Total interest income                           18,255,551    17,409,683     16,144,020
                                                              -------------  ------------   ------------

Interest expense:
    Interest on deposits:
      Time deposits of $100,000 or more                          2,780,460     2,445,427      2,181,080
      Other                                                      5,689,568     5,612,024      5,264,338
    Interest on federal funds purchased                             12,969        40,288         59,835
    Other interest                                                  36,734       135,926        158,029
                                                              -------------  ------------   ------------
                Total interest expense                           8,519,731     8,233,665      7,663,282
                                                              -------------  ------------   ------------
                Net interest income                              9,735,820     9,176,018      8,480,738

Provision for loan losses (note 5)                                 252,000       232,000        215,750
                                                              -------------  ------------   ------------
                Net interest income after provision
                for loan loss                                    9,483,820     8,944,018      8,264,988
                                                              -------------  ------------   ------------
Other operating income:
    Net realized gains on sales of securities
     available for sale (note 3)                                    73,149       225,240         17,422
    Service charges on deposit accounts                            645,722       637,960        676,087
    Loan placement fees                                          1,704,721     1,181,208      1,108,479
    Other                                                        1,131,122       848,627        855,653
                                                              -------------  ------------   ------------
                Total other operating income                     3,554,714     2,893,035      2,657,641
                                                              -------------  ------------   ------------
Other operating expenses
    Salaries and employee benefits                               5,558,140     5,174,585      5,025,104
    Occupancy, net                                                 618,077       640,190        669,492
    Equipment                                                    1,061,888       960,273        921,256
    Federal Deposit Insurance Corporation assessments               15,610        25,365          8,264
    Other                                                        2,033,840     1,781,384      1,757,492
                                                              -------------  ------------   ------------
                Total other operating expenses                   9,287,555     8,581,797      8,381,608
                                                              -------------  ------------   ------------
                Income before income taxes                       3,750,979     3,255,256      2,541,021

Provision for income taxes (note 8)                              1,432,235     1,065,956        790,311
                                                              -------------  ------------   ------------
                Net income                                  $    2,318,744     2,189,300      1,750,710
                                                              =============  ============   ============
Per share amounts - net income                                  $ 11.12        $ 10.48        $ 8.29
                                                              =============  ============   ============
Weighted average shares outstanding                         $      208,460       208,980        209,986
                                                              =============  ============   ============


See accompanying notes to consolidated financial statements.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                            and Comprehensive Income
                  Years ended December 31, 1998, 1997 and 1996


                                                                                                 Accumulated
                                                                                                    other
                                         Common                      Undivided      Treasury     comprehensive
                                         stock         Surplus        profits        stock          income         Total
                                      -------------  ------------   ------------  -------------  -------------  -------------

Balance at December 31, 1995       $     1,058,300     6,316,648     12,917,381       (313,400)       249,388     20,228,317

Comprehensive income:
   Net income                                   --            --      1,750,710             --             --      1,750,710
   Change in unrealized holding loss on
     securities available for sale, net
     of taxes of $297,543                       --            --             --             --       (446,314)      (446,314)
                                                                                                                -------------
           Total comprehensive income                                                                              1,304,396
                                                                                                                -------------

Cash dividends ($5 per share)                   --            --     (1,037,909)            --             --     (1,037,909)
Purchase of treasury stock, at cost             --            --             --        (56,240)            --        (56,240)
                                      -------------  ------------   ------------  -------------  -------------  -------------
Balance at December 31, 1996             1,058,300     6,316,648     13,630,182       (369,640)      (196,926)    20,438,564

Comprehensive income:
   Net income                                   --            --      2,189,300             --             --      2,189,300
   Change in unrealized holding loss on
     securities available for sale, net
     of taxes of $11,538                        --            --             --             --         17,309         17,309
                                                                                                                -------------
           Total comprehensive income                                                                              2,206,609
                                                                                                                -------------

Cash dividends ($5 per share)                   --            --     (1,044,483)            --             --     (1,044,483)
Purchase of 1,125 shares of
   treasury stock, at cost                      --            --             --       (106,100)            --       (106,100)
Exercise 2,380 shares of stock
   options (note 10)                        11,900        98,056             --             --             --        109,956
                                      -------------  ------------   ------------  -------------  -------------  -------------
Balance at December 31, 1997             1,070,200     6,414,704     14,774,999       (475,740)      (179,617)    21,604,546

Comprehensive income:
   Net income                                   --            --      2,318,744             --             --      2,318,744
   Change in unrealized holding loss on
     securities available for sale, net
     of taxes of $243,447                       --            --             --             --        363,629        363,629
                                                                                                                -------------
           Total comprehensive income                                                                              2,682,373
                                                                                                                -------------
Cash dividends ($5 per share)                   --            --     (1,041,773)            --             --     (1,041,773)
Purchase of 459 shares of treasury
   stock, at cost                               --            --             --        (52,785)            --        (52,785)
                                      -------------  ------------   ------------  -------------  -------------  -------------
Balance at December 31, 1998       $     1,070,200     6,414,704     16,051,970       (528,525)       184,012     23,192,361
                                      =============  ============   ============  =============  =============  =============


See accompanying notes to consolidated financial statements.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1998, 1997 and 1996


                                                                              1998               1997              1996
                                                                         ----------------   ---------------   ----------------
Operating activities:
    Net income                                                         $       2,318,744         2,189,300          1,750,710
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                              252,000           232,000            215,750
          Provision for losses on other real estate                               37,542             3,128                 --
          Depreciation and amortization                                          752,609           699,611            687,104
          Gain on sale of other real estate                                           --                --            (30,141)
          Amortization of investment security premiums                           103,822           143,462            196,185
          Accretion of investment security discounts                            (159,566)         (171,364)          (248,693)
          Net investment securities gains                                        (73,149)         (225,240)           (17,422)
          Gain from sale of bank premises and equipment                          (21,239)               --                 --
          (Increase) decrease in interest receivable                             181,844            33,569            110,768
          Increase (decrease) in interest payable                                 40,064            (5,506)            88,948
          (Increase) decrease in deferred income taxes                           324,701           (34,348)          (233,793)
          (Increase) decrease in other assets                                   (959,526)         (317,178)           550,335
          Increase (decrease) in other liabilities                               506,650           378,898           (186,306)
                                                                         ----------------   ---------------   ----------------
                  Net cash provided by operating activities                    3,304,496         2,926,332          2,883,445
                                                                         ----------------   ---------------   ----------------
Investing activities:
    Proceeds from sale of securities available for sale                       35,011,052        21,993,955         11,498,023
    Proceeds from maturity of securities available for sale                   67,728,216        57,633,806         75,233,012
    Purchase of securities available for sale                                (91,259,519)      (81,689,001)       (78,280,496)
    Net increase in loans                                                    (16,317,313)      (15,988,430)       (16,601,961)
    Purchase of bank premises and equipment                                     (816,481)         (639,234)          (596,428)
    Proceeds from sale of bank premises and equipment                            (24,000)               --                 --
    Proceeds from sale of other real estate                                           --                --             30,141
                                                                         ----------------   ---------------   ----------------
                  Net cash used in investing activities                       (5,678,045)      (18,688,904)        (8,717,709)
                                                                         ----------------   ---------------   ----------------
Financing activities:
    Net increase (decrease) in demand deposit and savings accounts             1,583,497         4,127,941           (802,593)
    Net increase in time deposits                                              8,272,460         7,639,208         12,560,246
    Net (increase) decrease in federal funds sold                             (5,456,000)        6,742,000         (1,894,000)
    Net decrease in Federal Home Loan Bank advances                           (1,000,000)       (1,000,000)        (3,000,000)
    Net increase in treasury stock                                               (52,785)         (106,100)           (56,240)
    Proceeds from sale of stock options                                               --           109,956                 --
    Cash dividends paid                                                       (1,041,773)       (1,044,483)        (1,037,909)
                                                                         ----------------   ---------------   ----------------
                  Net cash provided by financing activities                    2,305,399        16,468,522          5,769,504
                                                                         ----------------   ---------------   ----------------
                  Net increase (decrease) in cash and due from banks             (68,150)          705,950            (64,760)

Cash and due from banks at beginning of year                                   9,851,577         9,145,627          9,210,387
                                                                         ----------------   ---------------   ----------------
Cash and due from banks at end of year                                 $       9,783,427         9,851,577          9,145,627
                                                                         ================   ===============   ================

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                             $       8,479,667         8,239,171          7,574,333
                                                                         ================   ===============   ================
    Cash paid during the year for income taxes                         $       1,267,000           909,500            784,500
                                                                         ================   ===============   ================


See accompanying notes to consolidated financial statements.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(1)  Summary of Significant Accounting Policies

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities disclosure of contingent assets and liabilities as of the date of the balance sheet, and revenue and expenses for the period. Actual results could differ from those estimates. The significant policies and estimates applied in the preparation of these consolidated financial statements are discussed below.


     (a)  Consolidation

         The consolidated financial statements include the accounts of First Bancorp, Inc. and its wholly-owned subsidiary, First Bank, and its wholly-owned subsidiaries, Dock Street Building Corporation and Dock Street Title Agency, Incorporated (Company). All significant intercompany accounts and transactions have been eliminated. The Company's primary market area is Southeast Alaska where the majority of its activities has been with Alaska businesses and individuals.


     (b)  Reclassifications

         Certain prior year balances have been changed to conform to the present year presentation.


     (c)  Investments

         Securities available for sale are stated at fair value with unrealized holding gains and losses excluded from earnings and reported as a net amount in a separate component of other comprehensive income. Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be utilized for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs.

         Federal Home Loan Bank stock is carried at cost which is its redeemable (fair) value since the market for this stock is limited.

         Premiums are amortized (deducted) and discounts are accreted (added) to interest income on investment securities using methods that approximate the level-yield method. Gains and losses on sales of securities are computed using the specific-identification method of determining the cost of securities sold.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997

     (d)  Loans

         Loans are stated at the principal amount outstanding. Interest on loans is taken into income when earned. Loan origination fees received in excess of direct origination costs are deferred and amortized to income by a method approximating the level-yield method over the estimated loan term.

         Interest income on loans is recorded on an accrual basis until an interest or principal payment is more than 90 days past due and in the opinion of management the collectibility of such income becomes doubtful. The deferral or nonrecognition of interest does not constitute forgiveness of the borrower's obligation.


     (e)  Allowance for Loan Losses

         The allowance for loan losses is a general reserve established by management to absorb unidentified losses in the Company's loan portfolio. In determining the adequacy of the allowance, management evaluates prevailing economic conditions, results of regular examinations and evaluations of the quality of the loan portfolio by external parties, actual loan loss experience, the extent of existing risks in the loan portfolio and other pertinent factors. The allowance for impaired loans is based on discounted cash flows using the loans' initial interest rates or, if the loan is secured, the fair value of the collateral.

         Future additions to the allowance may be necessary based on changes in economic conditions and other factors used in evaluating the loan portfolio. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require the recognition of additions to the allowance based on their judgment of information available to them at the time of their examination.


     (f)  Loan Servicing

         The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.


     (g)  Other Real Estate

         Other real estate represents properties acquired through foreclosure or its equivalent. Prior to foreclosure, the carrying value is adjusted to the lower of cost or fair market value of the real estate to be acquired by a charge to the allowance for loan losses.
         Any subsequent reduction in carrying value is charged against operating expenses.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


     (h)  Premises and Equipment

         Premises and equipment are stated at cost, less amortization and accumulated depreciation. Depreciation expense on leasehold improvements is computed by use of the straight-line method over the shorter of the estimated useful lives of the assets or leasehold improvements. Expenditures for remodeling, improvements and construction are capitalized, while expenditures for maintenance and repairs are charged to expense.


     (i)  Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     (j)  Net Income Per Share

         Per share amounts are calculated based on the weighted average number of shares and common share equivalents outstanding during each year. Outstanding stock options are common stock equivalents and therefore are included in the calculation of the weighted average number of shares outstanding, if dilutive.


     (k)  Comprehensive Income

         On January 1, 1998, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity and comprehensive income. The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.


 (2) Cash and Due from Banks

     The Company is required to maintain a $200,000 minimum average daily balance with the Federal Reserve Bank (FRB) for purposes of settling financial transactions and charges for FRB services. The Company is also required to maintain sufficient cash balances or deposits with the FRB to meet its statutory reserve requirements. The reserve requirement for the two-week maintenance period, which included December 31, 1998 was satisfied by cash on hand in the Company's vault and on deposit with the FRB.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


 (3) Investment Securities

     The  following  is  a  comparative   summary  of  investment   securities
     available for sale at December 31:

                                                                             Gross           Gross
                                                         Amortized        unrealized       unrealized          Market
                                                           cost              gains           losses            value
                                                     ------------------  --------------  ---------------  -----------------
1998:
    U.S. Government and federal agencies           $        54,763,462         438,739          (24,211)        55,177,990
    States and political subdivisions                        1,707,699          85,846               --          1,793,545
    Corporate securities                                     8,963,078          80,739             (338)         9,043,479
    Mortgage-backed securities                              33,796,314         110,906         (496,797)        33,410,423
    Other debt securities                                    1,414,450           1,973               --          1,416,423
    Federal National Mortgage
      Association stock                                          8,257         110,856               --            119,113
                                                     ------------------  --------------  ---------------  -----------------
                                                   $       100,653,260         829,059         (521,346)       100,960,973
                                                     ==================  ==============  ===============  =================

1997:
    U.S. Government and federal agencies                    77,447,591         379,646           (6,562)        77,820,675
    States and political subdivisions                        1,846,350          23,220               --          1,869,570
    Corporate securities                                     5,607,261          53,236           (2,819)         5,657,678
    Mortgage-backed securities                              27,053,534         128,857         (951,460)        26,230,931
    Other debt securities                                      500,000              --               --            500,000
    Federal National Mortgage
      Association stock                                          6,727          76,519               --             83,246
                                                     ------------------  --------------  ---------------  -----------------
                                                   $       112,461,463         661,478         (960,841)       112,162,100
                                                     ==================  ==============  ===============  =================

The amortized cost and market value of available for sale debt securities at December 31, 1998, are distributed by contractual maturity as shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


     Securities                Within            One to          Five to         Due after          Amortized           Market
 available for sale           one year         five years       ten years        ten years            cost               value
                              ----------------  ---------------- --------------- ----------------- ------------------ --------------

U.S. Government and
   federal agencies         $   11,994,028        31,817,815       2,611,247         8,340,372         54,763,462         55,177,990
State and political
   subdivisions                    293,871           191,779       1,222,049                --          1,707,699          1,793,545
Corporate securities             3,057,268         4,028,225              --         1,877,585          8,963,078          9,043,479
Mortgage-backed
   securities                      154,541         2,823,875       5,544,331        25,273,567         33,796,314         33,410,423
Other debt securities              500,000                --              --           914,450          1,414,450          1,416,423
                           ----------------  ---------------- --------------- ----------------- ------------------ -----------------
                            $   15,999,708        38,861,694       9,377,627        36,405,974        100,645,003        100,841,860
                           ================  ================ =============== ================= ================== =================

Proceeds from sales of available for sale securities during 1998, 1997 and 1996 were $35,011,052, $21,993,955, and $11,498,023, respectively. Gross gains of
$94,602, $241,917, and $37,437 and gross losses of $21,453, $16,677, and $20,015 were realized on those sales for the years ended December 31, 1998, 1997 and 1996, respectively.

Market  value  of  investment   securities  of  approximately   $45,753,000  and
$49,630,000 are pledged to secure public deposits at December 31, 1998 and 1997, respectively.

A summary of taxable interest on securities available for sale for the year ended December 31 follows:

                                                   1998               1997                1996
                                              ---------------    ----------------    ----------------

U.S. Treasury securities                   $       1,534,168           1,288,127           1,321,549
Obligations of U.S. Government
     agencies and corporations                     3,943,459           4,674,469           4,738,098
Other                                                668,453             548,157             639,991
                                              ---------------    ----------------    ----------------
                                           $       6,146,080           6,510,753           6,699,638
                                              ===============    ================    ================

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997



(4)   Loans

      The Company's primary market area is Southeast Alaska, where the majority of its lending is with Alaska businesses and individuals. Approximately 66% of the Company's loans at December 31, 1998, are for general commercial uses, including timber, tourism, retail and small businesses. Substantially all of these loans are collateralized and repayment is expected from the borrowers' cash flow or, secondarily, the collateral. The Company's exposure to credit loss, if any, is the outstanding amount of the loan if the collateral is proved to be of no value.

      The carrying amount of the loan portfolio is as follows at December 31:

                                              1998           1997
                                           ------------   ------------

Mortgage                                 $   8,653,771      3,592,629
Commercial                                  82,214,463     73,870,604
Consumer                                    32,906,260     30,102,197
                                           ------------   ------------
                                           123,774,494    107,565,430

Less unamortized loan origination fees         652,437        636,525
                                           ------------   ------------
                                         $ 123,122,057    106,928,905
                                           ============   ============

      The following table sets forth the maturity distribution and sensitivity to changes in interest rates of the Company's loan portfolio at December 31, 1998.

                        Within       One to         After
                       one year    five years    five years       Total
                      ------------ ------------  ------------ --------------

Mortgage            $     308,425      239,647     8,105,699      8,653,771
Commercial             12,741,996   36,676,253    32,796,214     82,214,463
Consumer                6,306,945   25,247,132     1,352,183     32,906,260
                      ------------ ------------  ------------ --------------
                    $  19,357,366   62,163,032    42,254,096    123,774,494
                      ============ ============  ============ ==============
Loans at fixed
   interest rates      12,175,411   51,905,009    10,510,198     74,590,618
Loans at variable
   interest rates       7,181,955   10,258,023    31,743,898     49,183,876
                      ------------ ------------  ------------ --------------
                    $  19,357,366   62,163,032    42,254,096    123,774,494
                      ============ ============  ============ ==============

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


The Company has and will continue to have banking transactions with its directors, officers, principal shareholders and its associates in the ordinary course of business. It is Company policy that all such loan transactions be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others. An analysis of these loan transactions at December 31 follows:

                                        1998          1997
                                     -----------   -----------

Balance at beginning of year       $  2,646,307     1,968,729
Net additions (deletions)               113,032       677,578
                                     -----------   -----------
Balance at end of year             $  2,759,339     2,646,307
                                     ===========   ===========

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $100,712,256 and $86,690,480 at December 31, 1998 and 1997, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $461,236 and $522,896 at December 31, 1998 and 1997, respectively.

Mortgage servicing rights of $379,422, $153,286, and $152,203 were capitalized during 1998, 1997, and 1996, respectively. The carrying value of unamortized mortgage servicing rights of $576,021 and $277,281 approximates its fair value as of December 31, 1998 and 1997, respectively. Amortization of mortgage servicing rights was $80,682, $19,029, and $9,179 in 1998, 1997, and 1996,
respectively.

(5)   Allowance for Loan Losses

      A summary of the allowance for loan losses as of December 31 follows:

                                   1998         1997          1996
                                -----------  ------------  ------------

Balance at beginning of year  $  1,293,512     1,103,414     1,383,814
Recoveries on loans previously
    charged off                     16,225        49,524        18,353
Provision charged to expense       252,000       232,000       215,750
Loans charged off                 (140,385)      (91,426)     (514,503)
                                -----------  ------------  ------------

Balance at end of year        $  1,421,352     1,293,512     1,103,414
                                ===========  ============  ============

The amount of any impaired loans is insignificant at December 31, 1998 and 1997. The Company had no loans on nonaccrual status at December 31, 1998 and 1997.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(6)   Premises and Equipment

      A summary of premises and equipment at December 31 follows:

                                       1998          1997
                                    -----------   -----------

Company premises                  $  4,742,278     4,703,952
Land                                 1,542,083     1,451,608
Equipment                            4,869,636     4,279,667
                                    -----------   -----------
                                    11,153,997    10,435,227

Less accumulated depreciation       (5,357,475)   (4,747,816)
                                    -----------   -----------
                                  $  5,796,522     5,687,411
                                    ===========   ===========


(7)   Deposits

      Time deposits in amounts of $100,000 or more and their remaining maturities at December 31 are as follows:

                                       1998         1997

Three months or less              $ 27,611,027    26,496,631
Three through twelve months         28,056,872    22,251,443
Over twelve months                   5,146,573     4,806,624
                                    -----------  ------------

                                  $ 60,814,472    53,554,698
                                    ===========  ============

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(8)   Income Taxes

      Components of income tax expense (benefit) are as follows:

                             Current      Deferred       Total
                            -----------   ----------  ------------
1998:
    Federal               $  1,084,889       78,004     1,162,893
    State                      266,092        3,250       269,342
                            -----------   ----------  ------------
                          $  1,350,981       81,254     1,432,235
                            ===========   ==========  ============

1997:
    Federal                  1,010,936      (44,073)      966,863
    State                      100,906       (1,813)       99,093
                            -----------   ----------  ------------
                          $  1,111,842      (45,886)    1,065,956
                            ===========   ==========  ============

1996:
    Federal                    687,354       54,000       741,354
    State                       39,207        9,750        48,957
                            -----------   ----------  ------------
                          $    726,561       63,750       790,311
                            ===========   ==========  ============

The actual tax expense for 1998, 1997 and 1996 differs from the "expected" tax expense for those years (computed by applying the U.S. Federal statutory tax rate of 34% to earnings before income taxes) as follows:

                                       1998         1997        1996
                                    -----------   ----------  ----------

Computed "expected" income taxes  $  1,275,333    1,106,787     863,947
State income taxes                     177,767       65,401      32,300
Tax-exempt interest                    (69,838)     (49,834)    (37,867)
Other                                   48,973      (56,398)    (68,069)
                                    -----------   ----------  ----------
                                  $  1,432,235    1,065,956     790,311
                                    ===========   ==========  ==========

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


The components of and changes in the net deferred tax asset (liability) are as follows:


                                                   (Deferred                        (Deferred
                                                    expense)                        expense)
                                  Dec.31,1996       benefit        Dec.31,1997       benefit         Dec.31,1998
                                  -------------   -------------   --------------  --------------   ----------------

Deferred tax assets:
    Bad debt deduction         $       266,104          76,018          342,122          51,392            393,514
    Loan fees                          249,259           6,624          255,883           6,397            262,280
    Depreciation                        17,633         150,973          168,606          19,292            187,898
    Other real estate owned             41,879         (22,489)          19,390          15,092             34,482
    Unrealized loss (gain) on
       available sale
       investment securities           131,284         (11,538)         119,746        (243,447)          (123,701)
    Other                               37,109         (12,351)          24,758          14,886             39,644
                                  -------------   -------------   --------------  --------------   ----------------
         Total gross deferred
            tax assets                 743,268         187,237          930,505        (136,388)           794,117
                                  -------------   -------------   --------------  --------------   ----------------

Deferred tax liabilities:
    Federal Home Loan
       Bank stock dividends           (424,994)        (78,993)        (503,987)        (85,988)          (589,975)
    Accretion on bonds                  (6,774)        (19,925)         (26,699)         17,768             (8,931)
    Loan servicing rights              (57,496)        (53,971)        (111,467)       (120,093)          (231,560)
                                  -------------   -------------   --------------  --------------   ----------------
         Total deferred
            tax liabilities           (489,264)       (152,889)        (642,153)       (188,313)          (830,466)
                                  -------------   -------------   --------------  --------------   ----------------
Valuation allowance                         --              --               --              --                 --
                                  -------------   -------------   --------------  --------------   ----------------
         Net deferred
            tax asset          $       254,004          34,348          288,352        (324,701)           (36,349)
                                  =============                   ==============                   ================

Amounts attributed to gain (loss)
    on available for sale investment
    securities and recorded as a
    reduction to unrealized
    holding gain or loss                                11,538                          243,447
                                                  -------------                   --------------
                                                $       45,886                          (81,254)
                                                  =============                   ==============

A valuation allowance on a deferred tax asset is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has available tax planning strategies, anticipates future taxable income and historically has had taxable income; accordingly, a valuation allowance was not established in the current year. The net deferred tax asset is included in other assets.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(9)   Comprehensive Income

      At December 31, 1998, the related tax effects allocated to each component of other comprehensive income follows:

                                                        Before                 Tax                 Net of
                                                      tax amount        (expense) benefit        tax amount
                                                  ------------------   -------------------   -------------------

Unrealized holding gains on securities
     available for sale arising during 1998    $            680,225               272,781               407,444
Less:  reclassification adjustment for
     gains and losses realized in net income                 73,149                29,334                43,815
                                                  ------------------   -------------------   -------------------
           Net unrealized gains                             607,076               243,447               363,629
                                                  ==================   ===================   ===================

(10)  Employee Benefit Plans

      On January 1, 1992, the Company merged approximately 60% of its profit sharing plan into the existing noncontributory defined contribution 401(k) retirement plan. Contributions made to the 401(k) plan and charged to expense amounted to $100,000, $75,000 and $60,000 in 1998, 1997 and 1996,
      respectively.

      Concurrently,  the Company  established an employee  stock  ownership plan
      (ESOP) with the remaining 40% of the profit sharing plan's assets. Contributions made to the ESOP and charged to expense amounted to $75,000, $50,000 and $40,000 in 1998, 1997 and 1996, respectively.

      Participation in the plans is available to employees who have completed six months of service with the Company.

(11)  Commitments and Contingencies

      General

      The Company from time to time may be a defendant in legal proceedings related to the conduct of its banking business. In the opinion of management, the Company's financial position and results of operations will not be affected materially by the final outcome of any present legal proceedings.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


Lease

The Company is obligated under noncancelable operating leases for premises, some of which have renewal options. Net future minimum rental payments required under the lease are as follows:

               Year ending
               December 31             Amount
               -------------          ----------

                   1999            $    220,596
                   2000                 197,801
                   2001                 159,156
                   2002                 159,156
                   2003                 142,068
                Thereafter              134,845
                                      ----------
                                   $  1,013,622
                                      ==========

     Rental  expense  amounted to  $198,385,  $196,950,  and $191,739 in 1998,
     1997 and 1996, respectively.


      Off-Balance Sheet Financial Instruments

      In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and standby and commercial letters of credit and are not reflected in the accompanying balance sheets. These transactions may involve, to varying degrees, credit and interest rate risk in excess of the amount, if any, recognized in the balance sheets. The Company applies the same credit standards to these contracts as it uses in its lending process. Management does not anticipate any loss to result from these commitments.

      As of December 31, the Company's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and letters of credit, is as follows:

                                           1998          1997
                                         ----------   -----------
      Off-balance sheet commitments:
         Commitments to extend credit  $ 8,741,433    10,240,000
         Standby and commercial
            letters of credit              395,120       575,785


      Line of Credit

      The Company has a line of credit up to 20% of assets or approximately $51,000,000 at December 31, 1998 with the Federal Home Loan Bank (FHLB). There is no outstanding balance on the credit line at December 31, 1998. The Company has pledged its FHLB stock and other assets as collateral on the line of credit.

(12)  Regulatory Matters

      The Federal Deposit Insurance Corporation has established risk-based standards for evaluating a bank's capital adequacy. These standards require the Company to maintain minimum ratio of qualifying total capital to risk weighted assets of 8% of which at least 4% must be in the form of

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


      core capital (TIER 1). Management believes as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements. TIER 1 capital includes the bank's stockholders' equity, minus all intangible assets. The Bank's actual capital amounts at December 31 are as follows:

                                            1998       1997
                                           --------  ---------

     Total risk-based capital ratio         17.6%      17.7%
     TIER 1 risk-based capital ratio        16.5%      17.8%
     Leverage capital ratio                  8.8%      8.9%


(13)  Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate fair value disclosures as defined under SFAS No. 107, Disclosures About Fair Value of Financial Instruments:

            Cash and due from banks and federal funds sold - the carrying amounts reported in the balance sheet represent their fair values.

            Investment securities - fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Investments in the Federal Reserve Bank (FRB) and FHLB are recorded at cost, which also represents fair market value.

            Loans - for variable-rate loans that reprice frequently, fair values are based on carrying amounts. Fair values of residential mortgages with commitments to sell within 90 days are based on the amounts receivable under the commitments. An estimate of the fair value of the remaining portfolio is based on discounted cash flow analyses applied to pools of similar loans, using weighted average coupon rate, weighted average maturity, and interest rates currently being offered for similar loans. The carrying amount of accrued interest receivable approximates its fair value.

            Deposit liabilities - the fair values of demand and savings deposits are equal to the carrying amount at the reporting date. The carrying amount for variable rate time deposits approximate their fair value. Fair values for fixed rate time deposits are estimated using a discounted  cash flow  calculation  that applies  currently  offered interest rates to a schedule of aggregate expected monthly maturities of time deposits. The carrying amount of accrued interest payable approximates its fair value.

            Short-term borrowings - for FHLB advances and Federal funds purchased with maturities less than 90 days, the carrying amount represents their fair value. For FHLB advances and federal funds purchased with maturities longer than 90 days, fair values are estimated using a discounted cash flow calculation using current interest rates for similar borrowings.

            Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997



            rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

            Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value of financial instruments is as follows:


                                          1998                            1997
                                     ------------------------------  -------------------------------
                                        Carrying         Fair           Carrying          Fair
                                         amount          value           amount          value
                                     --------------- --------------  --------------- ---------------

Financial assets:
   Cash and due from banks         $      9,783,427      9,783,427        9,851,577       9,851,577
   Federal funds sold                     9,391,000      9,391,000        3,935,000       3,935,008
   Investment securities                100,960,973    100,960,973      112,162,100     112,162,100
   Loans                                123,744,494    125,101,850      107,565,430     107,762,461
   Accrued interest receivables           1,756,967      1,756,967        1,938,811       1,938,811

Financial liabilities:
   Deposits                             229,528,105    229,929,659      219,672,148     220,007,410
   Accrued interest payable                 516,779        516,779          476,715         476,715
   Short-term borrowings                         --             --        1,000,000       1,000,000

Unrecognized financial instruments:
   Commitments to extend credit           8,741,433         87,414       10,240,000         102,400
   Standby and commercial letters
     of credit                              395,120          3,951          575,785           5,856


                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(14)  Quarterly Results of Operations

      (in thousands except per share data. Unaudited.)


                                                               Quarter ended
                                      ---------------------------------------------------------------
               1998                      Dec. 31        Sept. 30         June 30          Mar. 31
                                      --------------  --------------   -------------   --------------
Total interest income               $         4,657           4,659            4,511           4,429
Total interest expense                        2,136           2,189            2,130           2,065
                                      --------------  --------------   -------------   --------------
         Net interest income                  2,521           2,470           2,381            2,364

Provision for loan losses                        48              72              60               72
Other operating income                          915             909             882              776
Other operating expense                       2,485           2,233           2,273            2,297
Securities gains                                 13              16              44               --
                                      --------------  --------------   -------------   --------------
         Income before income taxes             916           1,090             974              771

Income taxes                                    523             387             247              275
                                      --------------  --------------   -------------   --------------
Net income                          $           393             703             727              496
                                      ==============  ==============   =============   ==============
Earnings per share                  $          1.88            3.37            3.49             2.38
                                      ==============  ==============   =============   ==============

                                                               Quarter ended
                                      ---------------------------------------------------------------
               1997                      Dec. 31        Sept. 30         June 30          Mar. 31
                                      --------------  --------------   -------------   --------------
Total interest income               $         4,576           4,483            4,301           4,050
Total interest expense                        2,209           2,097            2,006           1,922
                                      --------------  --------------   -------------   --------------
         Net interest income                  2,367           2,386           2,295            2,128

Provision for loan losses                        48              72              56               56
Other operating income                          254             971             813              630
Other operating expense                       1,635           2,407           2,293            2,247
Securities gains                                 --             135              87                3
                                      --------------  --------------   -------------   --------------
         Income before income taxes             938           1,013             846              458

Income taxes                                    383             341             158              184
                                      --------------  --------------   -------------   --------------
Net income                          $           555             672             688              274
                                      ==============  ==============   =============   ==============
Earnings per share                  $          2.65            3.22            3.29             1.31
                                      ==============  ==============   =============   ==============


(15)  Subsequent Event

      In January 1999, the Board of Directors approved a reorganization plan for First Bancorp, Inc. This plan is intended to convert the Company into a Subchapter S under the Internal Revenue Code. Additionally, this plan would require that the Company re-purchase a portion of their stock with a value ranging from $4 to 6 million. This plan is to be voted on by the Company's stockholders in March 1999.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

      As a Delaware corporation, NEWCO, Inc. is subject to the General Corporation Law of the State of Delaware. Under Delaware law, a corporation may provide in its Certificate of Incorporation or in its Bylaws for the indemnification of directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe that the conduct in question was unlawful. A corporation may not indemnify an officer or director against liability in connection with a claim by or in the right of the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit, however a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. The Business Corporation Act provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of the corporation are also entitled to the benefit of the above statutory provisions.

      Delaware law also provides that the corporation may, by so providing in its Certificate of Incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that the Certificate of Incorporation may not eliminate or limit liability for any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution, or any transaction from which the director received an improper personal benefit.

      In accordance with Delaware law, the Certificate of Incorporation of NEWCO, Inc. provides that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for
(i) any breach of a director's duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any distribution to shareholders which is unlawful, or (iv) any transaction from which the director received an improper personal benefit.

      The Certificate of Incorporation also provides for indemnification of any person who is or was a party, or is threatened to be made a party, to any civil, administrative or criminal proceeding by reason of the fact that the person is or was a director or officer of the corporation or any of its subsidiaries, or is or was serving at the request of the corporation as a director, officer, partner, agent or employee of another corporation or entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by that person if (i) the person acted in good faith and in a manner reasonably believed to not be opposed to the best interests of the corporation, or (ii) the act or omission giving rise to such action or proceeding is ratified, adopted or confirmed by the corporation, or the benefit thereof was received by the corporation. Indemnification is available under this provision of the Certificate of Incorporation in the case of derivative actions, unless the person is adjudged to be liable for gross negligence or deliberate misconduct in the performance of the person's duty to the corporation. To the extent a director, officer, employee or agent (including an attorney) is successful on the merits or otherwise in defense of any action to which this provision is applicable, the person is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with that defense.


Item 21.    Exhibits and Financial Statement Schedules

      The  exhibits  filed with this  registration  statement  are listed on the
Exhibit Index.

Item 22.    Undertakings

The undersigned registrant hereby undertakes that:

      (A) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (B) For determining any liability under the Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

      (C) For determining any liability under the Act, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      (D) The registrant will supply, by means of an post-effective amendment all information concerning the transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ketchikan, State of Alaska, on February 8, 1999.

                                    NEWCO, INC.


                                    By: /s/ William G. Moran, Jr.
                                        ---------------------------------------
                                        William G. Moran, Jr., President


                              POWER OF ATTORNEY

      Each person whose individual signature appears below hereby authorizes and appoints William G. Moran, Jr. and James C. Sarvela, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney has been signed by the following persons in the capacities indicated on ___________________, 1999:



/s/ James C. Sarvela
------------------------------------
James C. Sarvela, Vice President
and Chief Financial Officer


                                         /s/ William G. Moran, Jr.
------------------------------------     ------------------------------------
William G. Moran, Sr., Director          William G.  Moran,  Jr., Director


/s/ Ernest J. Anderes                    /s/ Michael J. Cessnun
------------------------------------     ------------------------------------
Ernest J. Anderes, Director              Michael J. Cessnun, Director


/s/ Joseph M. Moran                      /s/ Michael J. Elerding
------------------------------------     ------------------------------------
Joseph M. Moran, Director                Michael J. Elerding, Director


/s/ Lisa A. Murkowski
------------------------------------     ------------------------------------
Lisa A. Murkowski ,Director              Alec W. Brindle, Jr., Director

                                EXHIBIT INDEX


Exhibit

2.0 Form of Agreement and Plan of Reorganization by and between First Bancorp, Inc. and NEWCO, Inc. (included in this Registration Statement as Appendix A to the Proxy Statement)

3.1   Certificate of Incorporation of NEWCO Alaska, Inc.

3.2   Bylaws of NEWCO Alaska, Inc.

4.0   Specimen Common Stock Certificate *

5.0 Opinion of Foster Pepper & Shefelman LLP regarding legality of shares to be issued in the Reorganization *

10.1 Lease, dated April 24, 1989, by and between Clifford White et al and First Bank, relating to the Wrangell branch

10.2 Lease, dated April 20, 1990, by and between Sealaska Corporation and First Bank, relating to the Downtown (Juneau) branch

10.3 Lease, dated July 1, 198, by and between ADV Properties and First Bank, relating to the Mendenhall Mall (Juneau) branch

10.4  Agreement  of  Lease,   dated  August  11,  1980,  by  between  The  Sitka
      Professional Center I and First Bank, relating to the Sitka branch.

23.1  Consent of KPMG LLP relating to  Financial  Statements  of First  Bancorp,
      Inc.

23.2  Consent of Alex Sheshunoff & Co. Investment Banking

23.3 Consent of Foster Pepper & Shefelman LLP relating to opinion regarding legality (included in Exhibit 5.0) *

24.0 Powers of Attorney (included in the signature page to the Registration Statement)

99.1 Fairness Opinion of Alex Sheshunoff Investment Bankers (included in this Registration Statement as Appendix B to the Proxy Statement)

99.2  Form of Proxy to be sent to stockholders of First Bancorp



*     To be filed by amendment.